Exhibit 10.4

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of July 18, 2018 by and among Seven Stars Cloud Group Inc., a Nevada corporation (the “Buyer”), GLI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Acquisition Company”) and Grapevine Logic, Inc., a Delaware corporation (the “Company”) and the Holder Representative.

Recitals

The Boards of Directors of the Company, the Buyer and the Acquisition Company, and stockholders representing at least a majority of the outstanding shares of the Company’s outstanding capital stock (by written consent), have approved a merger (the “Merger”) of the Acquisition Company with and into the Company in accordance with the Delaware General Corporation Law (the “DGCL”), on the terms and conditions set forth herein.

WITNESSETH:

In consideration of the mutual promises, representations and warranties, covenants, payments and actions herein provided, the parties hereto, each intending to be legally bound hereby, do agree as follows:

1.	Definitions.

For convenience, certain terms used in this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both singular and plural forms of the terms defined).

“Agreement” means this Agreement and Plan of Merger and the exhibits and schedules hereto.

“Business” means the existing business and any business currently be planned by the Company (without regard to this acquisition); and the operations, facilities and other assets, financial condition, results of operations, finances, markets, products, competitive positions, raw materials and other supplies, and customers and customer relations of the Company or the Buyer, as the case may be, including without limitation, the business of social influencer marketing (or SIM).

“Business Condition” means the Business and assets of the Company or the Buyer, as the case may be.

“Cash Balance Time” is defined in Section 2.12(a).

“Closing” and “Closing Date” are defined in Section 2.9.

“Closing Cash Statement” is defined in Section 2.12(c).

“Closing Net Cash” is defined in Section 2.12(c).

“Company Common Stock” is defined in Section 2.7(b).

“Company’s knowledge” means the actual or constructive knowledge of Grant Deken, after due inquiry.

“Contract” means any written or oral contract, agreement, lease, note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, option, contract, undertaking, understanding, covenant, instrument, other document or other commitment that is binding on any person or its property under applicable law.

“Court Order” means any judgment, decree, injunction, order or ruling of any federal, state or local court, arbitral body or other dispute resolution body, or Governmental Entity that is binding on any person or its property under applicable law.

“DGCL” means the Delaware General Corporation Law as in effect upon the Effective Time.

“Disputed Amounts” is defined in Section 2.12(d).

“Downpayment” is defined in Section 2.8(a).

“Downpayment Escrow Agent” is defined in Section 2.8(a).

“Downpayment Escrow Provisions” is defined in Section 2.8(a).

“Effective Time” is defined in Section 2.2.

“Eligible Option” is defined in Section 2.6.

“Indemnification Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, the Holder Representative and the Indemnification Escrow Agent at the Closing, substantially in the form of Exhibit 1.

“Indemnification Escrow Agent” means Ruskin Moscou Faltischek P.C.

“Indemnification Escrow Amount” means Five Hundred Thirty Thousand Dollars ($530,000.00).

2

“Indemnification Escrow Funds” is defined in Section 2.11.

“Estimated Closing Adjustment” is defined in Section 2.12(b).

“Estimated Net Cash” is defined in Section 2.12(b).

“Governmental Entity” is defined in Section 3.4(b).

“Holder” and “Holders” is defined as those holders of capital stock of the Company and Optionees, as identified on Schedule 2.8.

“Holder Representative” is defined in Section 9.5.

“Independent Accountant” is defined in Section 2.12(d).

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof;(f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Law” means any criminal, civil or common law, statute, ordinance, regulation, Court Order, code, rule, regulation, Permit, policy, guidance document, judgment, decree, injunction, or agreement of any Governmental Entity, including, without limitation, those covering environmental, energy, safety, health, transportation, bribery, record keeping, privacy, data protection, zoning, anti-discrimination, antitrust, wage and hour, employment benefit plans and price and wage control matters.

3

“Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any person, absolute or contingent, accrued or unaccrued, due or to become due upon the passage of time, liquidated or unliquidated.

“Loss” or “Losses” means losses, damages, liabilities, deficiencies, Proceedings, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Loss” or “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Entity or other third party.

“Material” or “materially” means material or materially to the Business Condition.

“Material Company Consents” and “Material Buyer Consents” are defined in Section 5.5.

“Merger” is defined in the recitals.

“Optionee” is defined in Section 2.7(b)(ii).

“Ownership Percentage” is defined in Section 2.8(b).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

“Post-Closing Adjustment” is defined in Section 2.12(c).

“Purchase Price” is defined in Section 2.8(b).

“Resolution Period” is defined in Section 2.12(d).

“Review Period” is defined in Section 2.12(d).

“Rights Holder” is defined in Section 2.7(d).

“Shares” means Company Common Stock and Company Preferred Stock.

“Statement of Objections” is defined in Section 2.12(d).

“Stock Right” is defined in Section 2.7(d).

4

“Surviving Corporation” is the Company upon the Effective Time.

“Tax” or Taxes” means all federal, state and local, territorial and foreign taxes, levies, deficiencies or other assessments and other charges of whatever nature (including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, backup withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, real property gains, registration, value added, alternative or add-on minimum, and estimated taxes and workers’ compensation premiums and other governmental charges, and other obligations of the same nature as or of a nature similar to any of the foregoing) imposed by any taxing authority, as well as any obligation to contribute to the payment of Taxes determined on a consolidated, combined or unitary basis with respect to the Company or any Affiliate, including any interest, penalty (civil or criminal), or addition thereto, whether disputed or not, as well as any expenses incurred in connection with the determination, settlement or litigation of any liability.

“Tax Return” means any federal, state, local and foreign return, declaration, report, claim for refund, amended return, declarations of estimated Tax or information return or statement relating to Taxes, and any schedule or attachment thereto, filed or maintained, or required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Tax, and including any amendment thereof, as well as, where permitted or required, affiliated, combined, consolidated, unitary or similar returns for any group of entities that include the Company or any Affiliate; and reports with respect to backup withholding and other payments to third parties.

“Target Cash” is defined in Section 2.12(a).

“Total Cash Consideration” means the Total Common Stock Cash Consideration, Total Eligible Option Cash Consideration and Total Preferred Stock Cash Consideration.

“Total Common Stock Cash Consideration” means that amount referenced in Schedule 2.8.

“Total Eligible Option Cash Consideration” means that amount referenced in Schedule 2.8.

“Total Preferred Stock Cash Consideration” means that amount referenced in Schedule 2.8.

“Transaction Documents” means this Agreement and the other agreements contemplated by this Agreement.

“Transaction Expenses” means all fees and expenses incurred by the Company and any affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of the Transaction Documents, and the performance and consummation of the Merger and the other transactions contemplated hereby.

5

“Transactions” means the transactions contemplated by the Transaction Documents.

“Uncleared Payment Date” is defined in Section 2.12(c).

“Uncleared Payments” is defined in Section 2.12(a).

“Undisputed Amounts” is defined in Section 2.12(d).

2.	The Merger.

2.1        The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DGCL, the Acquisition Company shall be merged with and into the Company as soon as practicable following the satisfaction or waiver of the conditions set forth in Section 6 and 7. Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) under the name “Grapevine Logic, Inc.” and shall continue its existence under the laws of the State of Delaware, and the separate corporate existence of the Acquisition Company shall cease.

2.2        Effective Time. The Merger shall be consummated by filing with the Delaware Secretary of State a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”), as is required by, and executed in accordance with, the relevant provisions of the DGCL (the time of such filing being the “Effective Time”). The Merger shall become effective at the close of business on the Closing Date.

2.3        Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

2.4        Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Acquisition Company, as in effect on the Closing Date, shall be the Certificate of Incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be “Grapevine Logic Inc.”. The Bylaws of the Acquisition Company shall be the Bylaws of the Surviving Corporation.

2.5        Directors and Officers. Schedule 2.5 sets forth the names of the persons who shall be the directors and officers of the Surviving Corporation at the Effective Time.

2.6        Stock Options. As of the Closing, the Company shall cause (i) each Company Common Stock option that have not expired or been exercised in full prior to the Effective Time (an “Eligible Option”), whether vested or unvested, to be cancelled as of the Effective Time without further liability or obligation to the Company other than provided hereunder; whereby each such Eligible Option, by virtue of the Closing and without further action on the part of the Optionee, shall be cancelled and converted into the right solely to receive the amounts referenced in Schedule 2.8.

6

2.7        Conversion of Shares; Cash Consideration. The manner and basis of converting the shares and Options of each of the Company and the Acquisition Company shall be as follows:

(a)        Each share of Common Stock, $.001 par value per share, of the Acquisition Company that is issued and outstanding at the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, $.001 par value per share, of the Surviving Corporation.

(b)        Each share of capital stock of the Company shall by virtue of the Merger and without any act on the part of the holder thereof, shall be converted into a right to receive cash in the following amounts:

(i)	for each Holder of Common Stock, $.001 par value per share, of the Company outstanding at the Effective Time (“Company Common Stock”), the amount in cash set forth next to such Holder’s name set forth on Schedule 2.8 (such amount being equal to the Total Common Stock Cash Consideration multiplied by such Holder’s Common Stock Ownership Percentage);

(ii)	for each holder of an Eligible Option (an “Optionee”), the amounts described in Section 2.6 above; and

(iii)	for each share of Preferred Stock, $.001 par value per share, of the Company outstanding at the Effective Time, including without limitation the Seed 1 Preferred Stock, par value $.001 par value per share and the Seed 2 Preferred Stock, par value $.001 par value per share (collectively, the “Company Preferred Stock”), the amount in cash set forth next to such Holder’s name on Schedule 2.8 (such amount being equal to the Total Preferred Stock Cash Consideration multiplied by such Holder’s Preferred Stock Ownership Percentage).

(c)        Each share of Company Common Stock and Company Preferred Stock held in the Company’s treasury immediately prior to the Merger shall, by virtue of the Merger, be cancelled and retired and cease to exist, without any conversion thereof.

(d)        Assuming the execution and delivery of the Redemption Agreement (the “Redemption Agreement”) and Right to Acquire Common Stock (the “Stock Right”) by Sun Seven Stars (the “Rights Holder”), the right to acquire Company Class A Common Stock (a “Stock Right”) set forth in the Stock Right shall continue in full force and effect in accordance with its terms at and following the Effective Time; provided that the Buyer acknowledges and agrees that such Stock Right shall only include the right to purchase Class A Common Stock in connection with the Closing under this Agreement and, if this Agreement is terminated without Closing, the Stock Right shall include only the right to purchase the referenced shares of Class B Non-Voting Common Stock.

7

2.8.       Payment of Cash.

(a)        Within four (4) days following the date of this Agreement, Buyer shall deliver by wire transfer of immediately available funds, the amount of Two Hundred and Forty Thousand Dollars $240,000, representing the downpayment towards the Purchase Price (the “Downpayment”) to Company Counsel, LLC as escrow agent (the “Downpayment Escrow Agent”). The Downpayment Escrow Agent shall hold in, and deliver from, escrow, the Downpayment pursuant to the provisions of Section 11 of this Agreement (the “Downpayment Escrow Provisions”). Within four (4) days following the date of this Agreement, Buyer shall deliver by wire transfer of immediately available funds, the amount of Two Million One Hundred and Sixty Thousand Dollars $2,160,000, representing the remaining amounts due towards the Purchase Price (the “Remaining Purchase Price”) to Ruskin Moscou Faltischek P.C., to hold in escrow (the “Purchase Price Escrow Agent”). The Purchase Price Escrow Agent shall hold in, and deliver from, escrow, the Remaining Purchase Price per Section 2.8(b) upon the Closing. In the event that Buyer fails to deliver the Downpayment to the Downpayment Escrow Agent or the Remaining Purchase Price to the Purchase Price Escrow Agent within four (4) days following the date of this Agreement, the Company may terminate this Agreement upon written notice to Buyer..

(b)        Subject to any adjustments per Section 2.11, on the Closing Date, the Buyer shall (x) pay, or cause the Acquisition Company to pay, or (y) cause the Purchase Price Escrow Agent to pay from escrow, the Remaining Purchase Price, and the Downpayment Escrow Agent shall pay the Downpayment escrowed funds, as follows: (i) to the Escrow Agent, in an amount equal to the Escrow Indemnification Amount per Section 2.11, (ii) to the parties listed under the Transaction Expenses, and (iii) to each Holder, in an amount in proportion to each Holder’s percentage ownership of the Common Stock, Eligible Options or Company Preferred Stock shares (each percentage being referred to herein respectively as a “Common Stock Ownership Percentage,” an “Eligible Option Ownership Percentage,” or a “Preferred Stock Ownership Percentage” and collectively, an “Ownership Percentage”), in all cases as set forth on Schedule 2.8 hereto (as updated by the Buyer at the Closing). The “Purchase Price” shall mean the total amount payable to the Holders of the Common Stock, Eligible Options or Company Preferred Stock as set forth on Schedule 2.8 hereto. The parties shall work together to streamline the wire process relating to each of the escrows distributing the funds.

(c)        The Purchase Price shall be paid by wire transfer in immediately available funds at the Closing to each Holder in accordance with such written instructions as shall be delivered to the Buyer by each Holder no less than two business days prior to the Closing Date. The Seller shall deliver an updated Schedule 2.8 two business days prior to the Closing Date to reflect the final distribution amounts.

8

2.9        Closing.

(a)        As soon as practicable after the satisfaction or waiver of the conditions set forth in Sections 6 and 7, a closing (the “Closing”) will be held at the offices of the Company (or such other place as the parties may agree). The date on which the Closing occurs is hereinafter referred to as the “Closing Date.” At the Closing, there shall be delivered (i) the documents referred to in Sections 6 and 7, and (ii) the Certificate of Merger, executed and otherwise prepared for filing.

(b)        Contemporaneously with the Closing, the Surviving Corporation shall deliver to the Secretary of State of Delaware a duly executed and verified Certificate of Merger, as required by the DGCL, and the parties shall take all such other and further actions as may be required by law to make the Merger effective upon the terms and subject to the conditions hereof.

2.10      No Further Transfer of Shares. After the Effective Time, the stock ledger of the Company shall be closed and there shall be no further registration of transfers on the records of the Company of shares of Common Stock or Preferred Stock outstanding prior to the Effective Time.

2.11      Indemnification Escrow Funds. In accordance with the Indemnification Escrow Agreement, at the Closing, Buyer shall deposit or cause to be deposited with the Indemnification Escrow Agent the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund” or the “Indemnification Escrow Funds”), to be held for the purpose of securing the indemnification obligations of the Company and the Holders set forth in this Agreement and the obligations pursuant to Section 2.12.

2.12      Cash and Cash Adjustment.

(a)        Company’s Target Cash. The Company shall have a cash balance at the close of business on the day before the Closing (the “Cash Balance Time”) in all of the Company’s bank, depository and other accounts, net of all Company payments that have been issued by the Company as of the Cash Balance Time but have not yet been reflected in the applicable depository and other accounts of the Company (the “Uncleared Payments”) as of the Cash Balance Time, of Three Hundred Thousand Dollars ($300,000) (the “Target Cash”).

(b)        Closing Adjustment.

(i) On the day before the Closing, the Company shall prepare and deliver to Buyer a statement setting forth the Company’s cash balance as of the Cash Balance Time, net of all Uncleared Payments as of the Cash Balance Time in the Company’s good faith estimate (the “Estimated Net Cash”).

(ii) The “Estimated Closing Adjustment” shall be an amount equal to the Target Cash minus the Estimated Net Cash.

(iii) There shall only be an Estimated Closing Adjustment if the Estimated Closing Adjustment is a positive number.

9

(iii) The Total Cash Consideration shall be reduced by the Estimated Closing Adjustment amount at the Closing.

(c)        Post-Closing Adjustment.

(i) Between the thirtieth (30th) day after the Closing Date (the “Uncleared Payment Date”) and the sixtieth (60th) day after the Closing Date, Buyer shall prepare and deliver to the Holder Representative a statement (the “Closing Cash Statement”) setting forth its calculation of Company’s cash balance as of the Cash Balance Time, net of all Uncleared Payments incurred prior to the Closing Date and debited as of the Uncleared Payment Date (the “Closing Net Cash”), which statement shall contain a schedule of such debited Uncleared Payments.

(ii) The “Post-Closing Adjustment” shall be an amount equal to the Estimated Net Cash minus the Closing Net Cash.

(d)        Examination and Review.

(i) Examination. After receipt of the Closing Cash Statement, the Holder Representative shall have ten (10) days (the “Review Period”) to review the Closing Cash Statement. During the Review Period, the Holder Representative and its accountants shall have full access to the books and records of the Surviving Corporation with respect to the Uncleared Payments for the purpose of reviewing the Closing Cash Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Surviving Corporation.

(ii) Objection. On or prior to the last day of the Review Period, the Holder Representative may object to the Closing Cash Statement by delivering to Buyer a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If the Holder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Cash Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Cash Statement shall be deemed to have been accepted by the Holder Representative. If the Holder Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and the Holder Representative shall negotiate in good faith to resolve such objections within ten (10) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Cash Statement with such changes as may have been previously agreed in writing by Buyer and the Holder Representative, shall be final and binding.

10

(iii) Resolution of Disputes. If the Holder Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) appointed by mutual agreement of Buyer and the Holder Representative, who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Cash Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Cash Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Holder Representative (on behalf of the Stockholders), on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Holder Representative or Buyer, respectively, bears to the aggregate amount actually contested by the Holder Representative and Buyer.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Cash Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(e)        Payment of Post-Closing Adjustment. There shall only be a Post-Closing Adjustment if the Post Closing Adjustment is a positive number. In such case, the Holder Representative and Buyer shall, within five (5) days after the final determination of the Post-Closing Adjustment, jointly instruct the Indemnification Escrow Agent to disburse from the Indemnification Escrow Fund by wire transfer of immediately available funds to Buyer, the Post-Closing Adjustment.

(f)        Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.12 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

2.13      Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.7, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.07(c)) and held by a Holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Shares) shall not be converted into a right to receive a portion of the Purchase Price, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Purchase Price, if any, to which such Holder is entitled pursuant to Section 2.7, without interest thereon. The Company shall provide the Buyer with prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and the Buyer shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of the Buyer, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

11

3.	Representations and Warranties of the Company.

The Company represents and warrants to the Buyer, except as set forth in the Disclosure Schedules corresponding in number to the applicable Section of this Agreement (provided that the disclosure of an item in one Section of the Disclosure Schedules shall be deemed to modify both (i) the representations and warranties contained in the Section of this Agreement to which it corresponds in number and (ii) any other representation and warranty of the Company in this Agreement to the extent that it is reasonably apparent that such disclosure item would also qualify or apply to such other representation and warranty), and all such representations and warranties shall be true and correct at and as of the Closing Date as though then made, as follows:

3.1        Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as it is now being conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary. The Company has delivered to the Buyer true, correct and complete copies of the Company’s certificate of incorporation and bylaws, as currently in effect. The Company has no wholly or partially owned subsidiaries.

3.2        Capitalization.

(a)         The authorized capital stock of the Company consists of:

(i) 42,965,030 shares of common stock, $.001 par value per share (the “Common Stock”), of which 36,482,515 shares have been classified as Class A Common Stock, 7,770,035 shares of which shall be issued and outstanding as of the Closing Date, and 6,482,515 of which have been classified as Class B Non-Voting Common Stock, none of which shall be issued and outstanding as of the Closing Date; and

(ii) 10,000,000 share of preferred stock, $.001 par value per share (the “Preferred Stock”), of which 3,461,240 shares have been classified as Series Seed Preferred Stock, 1,005,143 shares of which shall be issued and outstanding as of the Closing Date, and 1,863,837 shares have been classified as Series Seed-2 Preferred Stock, 783,619 of which shall be issued and outstanding as of the Closing Date.

12

No other classes or series of securities shall be authorized or outstanding as of the Closing Date. All of the issued and outstanding shares of the Company’s common and preferred stock were duly authorized for issuance and are validly issued, fully paid and non-assessable and held beneficially and of record as set forth in Schedule 3.2(a) of the Disclosure Schedules. Except pursuant to the Amended and Restated Investor Rights Agreement, the Amended and Restated Right of First Refusal and Co-Sale Agreement and the Second Amended and Restated Certificate of Incorporation, as amended, none of the shares of the Class A Common Stock or Company Preferred Stock are subject to any pledges, commitments, preemptive rights, rights to acquire or purchase, conversion rights or demands of any character whatsoever.

(b)        The Company has reserved 3,000,000 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2013 Stock Incentive Plan duly adopted by the Board of Directors and approved by the Company stockholders (the “Stock Plan”). Of such reserved shares of Common Stock options to purchase 2,819,253 shares have been granted and are currently vested and shall be deemed outstanding as of Closing. Additionally, assuming the execution and delivery of the Rights Holder of the Redemption Agreement and the Stock Right, there shall be a Stock Right outstanding as of the Closing which entitles the Rights Holder to acquire 6,482,515 shares of Class A Common Stock solely upon the Closing of this Agreement (or Class B Non-Voting Common Stock if the Agreement is terminated). Other than the forgoing in this Section 3.2(b), there is no existing option, warrant, call, right or contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. Neither the Company nor any Holder is a party to any voting trust or other contract with respect to the voting, redemption, sale, transfer or other disposition of the capital stock of the Company.

3.3        Authorization; Validity of Agreement. The Company has the requisite power and authority to execute, deliver and perform this Agreement, the Transaction Documents and each of the other agreements, instruments, documents and certificates to be executed and delivered pursuant to this Agreement that is to be signed by the Company to which the Company is a party and to perform the Company’s obligations hereunder and thereunder, and to consummate the Transactions. Each of this Agreement and the other Transaction Documents that have been signed by the Company, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors and the stockholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby. This Agreement, and the other Transaction Documents to which the Company is a party, have been duly executed and delivered by the Company and they valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to or limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

13

3.4        No Violations; Consents and Approvals.

(a)        The execution, delivery and performance of this Agreement and the other Transaction Documents does not, and the consummation by the Company and the Holders of the transactions contemplated hereby and thereby will not, (i) violate any provision of the certificate of incorporation or bylaws of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or, with the passage of time, give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract to which the Company is a party or by which any of the properties or assets of the Company may be bound or otherwise subject, which violation or breach could create liability of any kind for the Buyer, or for the Company, or could in any way result in any interference with the Transactions, or (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its properties or assets.

(b)        No filing or registration with, notification to, or authorization, consent or approval of, any United States federal, state, county, municipal or other local jurisdiction, political entity, body, organization, subdivision or branch, legislative or executive agency or department or other regulatory service, authority or agency (a “Governmental Entity”) or any other individual or other entity (a “Person”) is required in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Documents to which the Company is a party or the consummation by the Company of the Transactions, except for such consents, approvals, orders, authorizations, notifications, notices, estoppel certificates, registrations, ratifications, declarations, filings or any waiver, exemption or variance with respect to any license, permit or order as are set forth in Schedule 3.4(b) of the Disclosure Schedules (“Consents”).

3.5        Financial Information.

(a)        The Company has heretofore delivered to the Buyer the Company’s unaudited compiled financial statements, consisting of a balance sheet and the related statements of income and retained earnings, stockholders’ equity and cash flow, at and for the fiscal year ended December 31, 2017, and at for the period ending May 31, 2018 (the “Financial Statements”). Except as set forth in Schedule 3.5 of the Disclosure Schedules, (1) the Financial Statements are on an accrual basis, are based on the books and records of the Company, and present fairly in all material respects the financial condition of the Company as of such dates and the results of operations of the Company for such periods, and (2) the Company has no liability that would result in a material adverse impact to the financial condition of the Company except for (a) liabilities reflected in the Financial Statements, or (b) liabilities or obligations which have arisen since May 31, 2018 (the “Balance Sheet Date”) (i) in the ordinary course of business, or (ii) under existing contracts and agreements, in each case which consistent with past practice and which are not, individually or in the aggregate, material in amount, or (c) liabilities or obligations set forth in Schedule 3.5 of the Disclosure Schedules.

14

(b)        The accounts receivable reflected on the May 31, 2018 Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the May 31, 2018 Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, are collectible in full within sixty (60) days after billing. The reserve for bad debts shown on the May 31, 2018 Balance Sheet or, with respect to accounts receivable arising after the May 31, 2018 Balance Sheet Date, on the accounting records of the Company have been consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

3.6        No Material Adverse Change. Except as set forth in Schedule 3.6 of the Disclosure Schedules, since the Balance Sheet Date, no event, condition or circumstance has occurred that has had, or to the Company’s knowledge could be reasonably likely to have, a material adverse effect on the Business, or on the results of operations or annualized revenue rate of the Company or the Business (a “Material Adverse Effect”). As amplification and not in limitation of the foregoing, except as set for in Schedule 3.6, since such date, the Company has not (i) made any change in any method of accounting or accounting practice, principle or policy used by the Company, (ii) incurred any Indebtedness, obligation or liability or paid, satisfied or discharged any Indebtedness, obligation or liability prior to the due date or maturity thereof; except for current indebtedness, obligations and liabilities in the ordinary course of business as set forth in Section 3.5, (iii) paid any bonus or made any distribution or other payment to any of the Company’s employees not including the base salary, monthly bonuses and commissions, and other standard bonuses due to such employee paid in the ordinary course of business, or (iv) made any change or modification in any manner to its (A) billing and collection policies, procedures and practices with respect to accounts receivable or unbilled charges, (B) policies, procedures and practices with respect to the provision of discounts, rebates or allowances, or (C) payment policies, procedures and practices with respect to accounts payable; and none of the foregoing has been committed to, or is planned or contemplated, by the Company.

3.7        Litigation; Compliance with Law; Licenses and Permits.

(a)        There is no claim, suit, action, audit, investigation or proceeding (“Proceeding”) pending, nor, to the knowledge of the Company, is there any Proceeding threatened, against the Company or the Business, by or before any Governmental Entity, court, arbitration panel or any other Person.

(b)        There are no outstanding or unsatisfied Court Orders against or affecting the Company or any of its properties or assets.

15

(c)        The Company has complied with all applicable Laws applicable to the Business, except where the failure to comply would not have, or reasonably be expected to have, a Material Adverse Effect. The Company has not received any notice of any violation of any Law the failure comply with which would have, or reasonably be expected to have, a Material Adverse Effect.

(d)        All Permits required for the Company to conduct the Business have been obtained by it and are valid and in full force and effect. Section 3.7(d) of the Disclosure Schedules lists all current Permits issued to the Company. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Permit.

3.8        Employee Benefit Plans; ERISA.

(a)        Schedule 3.8(a) of the Disclosure Schedules, lists each “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other material employee benefit (including, without limitation, any non-qualified plans), bonus, deferred compensation, incentive, stock option (or other equity-based), severance, change-in-control, medical insurance and fringe benefit plans maintained for the benefit of, or contributed to by the Company or any trade or business of the Company, whether or not incorporated (an “ERISA Affiliate”), that would be deemed a “single employer” within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974 (“ERISA”) or Code Sections 414(b), (c), (m) or (o), for the benefit of any employee or former employee of the Company (the “Plans”). None of the Plans is a multiemployer plan within the meaning of Section 3(37) of ERISA. The Company has heretofore delivered to the Buyer true, correct and complete copies of each of the Plans, including all amendments to date.

(b)        Each of the Plans that is subject to ERISA complies with ERISA and the applicable provisions of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) and any applicable local Laws, and has been administered in accordance with ERISA and, where applicable, the Code and any applicable local Laws. There are no pending, or to the knowledge of the Company threatened, claims (other than routine claims for benefits), actions, suits or proceedings by, on behalf of or against any of the Plans or any trusts related thereto.

(c)        No Plan provides benefits including, without limitation, death or medical benefits (whether or not insured), with respect to any employees or former employees of the Company beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

(d)        Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

16

3.9        Real Property.

(a)        The Company owns no real property and has never owned any real property.

(b)        Schedule 3.9(b) of the Disclosure Schedules sets forth a list and description of all real property leases and subleases, written or oral, at will or otherwise, under which the Company is a tenant or subtenant (each a “Lease” and together the “Leases”), including the date of the Lease, the premises demised thereunder, the name and address of each lessee and lessor, the commencement date and expiration date of the Lease and the annual or other rent payable by the lessee under the Lease. As used herein, the term “Leased Real Property” shall mean the real property demised by the Leases.

(c)        The Company has heretofore delivered to the Buyer true, correct and complete copies of any Leases. Each of the Leases is in full force and effect and is enforceable in accordance with its terms. The Company is in possession of and quietly enjoys the Leased Real Property applicable to it and the Company has a valid and enforceable leasehold interest, subject to no liens, charges, claims, pledges, security interests or other encumbrances (collectively, the “Liens”) except immaterial easements and rights-of-way, none of which interferes with the operation of the Business as currently conducted by it. No event has occurred or failed to occur that, with the giving of notice or the passage of time or both, would constitute a default under any Lease. No Person has entered into any assignment of any Lease or sublease, subleased all or any portion of any Leased Real Property and, to the knowledge of the Holders, no person has any right to occupy the Leased Real Property other than the Company.

3.10      Intellectual Property; Computer Software.

(a)        Schedule 3.10(a) of the Disclosure Schedules, lists all Intellectual Property that is owned by the Company or used by the Company in the operations of the Business, and there are no pending or, to the knowledge of the Company, threatened claims by any Person relating to the Company’s use of any such Intellectual Property. Except as set forth in Schedule 3.10(a) of the Disclosure Schedules, the Company has such rights of ownership (free and clear of all Liens) of, or such rights by license, lease or other agreement to use (free and clear of all Liens) the Intellectual Property that is material to the conduct of the Business as currently conducted, and as is necessary to permit the Company to conduct its business. Except as set forth in Schedule 3.10, the Company is not obligated to pay any royalty or similar fee to any Person in connection with the Company’s use or license of any of the Intellectual Property.

17

(b)        The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. The Company has provided Buyer with true and complete copies of all such Contracts.

(c)        With respect to the Business, none of the Company’s ownership rights or rights to use any of the Intellectual Property will be adversely affected by any of the transactions contemplated hereby.

(d)        The conduct of the Company’s Business as currently and formerly conducted (and as proposed to be conducted), and the products, processes and services of the Company, have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the Company’s knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property owned or licensed by the Company.

(e)        The computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by the Company (“Company Systems”) are reasonably sufficient for the immediate and anticipated needs of the Company’s Business if used as intended to be used and in accordance with instructions. To the Company’s knowledge, in the past eighteen (18) months, there has been no unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction, or other adverse event affecting any Company Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Company Systems or the conduct of the Company’s business; (ii) material loss, destruction, damage, or harm of or to the Company or its operations, personnel, property, or other assets; or (iii) material Liability of any kind to the Company. The Company has taken all reasonable actions to protect the integrity and security of the Company Systems and the data and other information stored or processed thereon. The Company (i) maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (ii) acts in compliance therewith; and (iii) tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.

3.11      Title to Assets.

(a)        The Company has good and marketable title to all of its assets material to the conduct of the Business, free and clear of all Liens, other than Liens disclosed in Schedule 3.11(a) of the Disclosure Schedules.

18

(b)        The Company owns or leases all material personal property and intangible property or assets necessary for the conduct of the Business as it is presently conducted.

3.12      Material Contracts.

(a)        Schedule 3.12 of the Disclosure Schedules sets forth, to the knowledge of Company, a true, complete and correct list of every Contract with respect to the Business that (i) provides for aggregate future payments by Company or to the Company of more than $10,000; (ii) was entered into by the Company with the Holders or any one of them, or an officer, director or significant employee of the Company; (iii) is a collective bargaining or similar agreement; (iv) involves an agreement with any bank, finance company or similar organization; (v) restricts the Company or the Business from engaging in any business or activity anywhere in the world; or (vi) any other Contract that is material to the rights, properties, assets, business or operations of the Company or the Business (the foregoing, collectively, “Material Contracts”). Except as set forth in Schedule 3.12, the Company has heretofore provided true, complete and correct copies of all Material Contracts to the Buyer.

(b)        Except as set forth in Schedule 3.12(b) of the Disclosure Schedules, (i) there is not, and to the knowledge of the Company there has not been claimed or alleged by any Person with respect to any Material Contract, any existing default, or event that with notice or lapse of time or both would constitute a default or event of default, on the part of the Company or, to the knowledge of Company, on the part of any other party thereto and (ii) no consent, approval, authorization or waiver from, or notice to, any Governmental Entity or other Person is required in order to maintain in full force and effect any of the Material Contracts, other than such consents and waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given and copies of such consents, waivers and notices have been delivered to the Buyer.

3.13      Taxes. As to the Company:

(a)        The Company has (i) except as set forth in Schedule 3.13(a) of the Disclosure Schedules, duly and timely filed or caused to be filed with the Internal Revenue Service or other applicable Governmental Entity (collectively, “Taxing Authorities”) all Tax Returns (as defined below) that are required to be filed by or on behalf of the Company or that include or relate to the Business or any of its assets, which Tax Returns are true, correct and complete in all material respects, and (ii), except as set forth in Schedule 3.13(a) of the Disclosure Schedules, duly and timely paid in full or caused to be paid in full all Taxes shown to be due on such Tax Returns. The Company has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws. No audit, examination, investigation, reassessment or other administrative or court proceeding (collectively, a “Tax Proceeding”) is currently ongoing or, to the knowledge of the Company, proposed, with regard to any Tax or Tax Return referred to above, and, to the knowledge of the Company, no Taxing Authority is contemplating such a Tax Proceeding and there is no basis for any such Tax Proceeding that would have material adverse effect on the Tax basis of any acquired asset. There is no Lien for any Tax upon the Business or any assets of the Company, except for Taxes not yet due and payable.

19

(b)        No claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(c)        The Company has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which the Company is the common parent.

(d)        The Company is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing Date.

(e)        There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Buyer or the Company by reason of Code Section 280G.

(f)        The Company is not a foreign person within the meaning of Code Section 1445.

(g)        The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii).

(h)        As used herein, (i) “Tax Return” means any return, declaration, report, information return or statement, and any amendment thereto, including without limitation any consolidated, combined or unitary return or other document (including any related or supporting information), filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection, payment, refund or credit of any federal, state, local or foreign Tax or the administration of any Laws relating to any Tax, and (ii) “Tax “ or “Taxes” means any and all taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature including, without limitation, all net income, gross income, profits, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, customs duty, fees assessments or charges of any kind whatsoever, imposed by any Taxing Authority.

3.14      Affiliated Party Transactions. Except for obligations and benefits arising under this Agreement, or as set forth in Schedule 3.14 of the Disclosure Schedules, as of the Closing Date, to the knowledge of Company, neither of the Company nor any employee (other than in return for their continued employment) will have, directly or indirectly, any obligation to or claim against the Business and none of the Company or any Persons presently or formerly controlled by or are under common control with the Company (collectively, “Affiliates”) will have, directly or indirectly, any obligation to, or cause of action or claim against, the Company or the Business.

20

3.15      No Brokers. Except as described in Schedule 3.15 of the Disclosure Schedules, the Company has not employed or otherwise engaged any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ fees or other similar fees in connection with the transactions contemplated by this Agreement.

3.16      Insurance. Schedule 3.16 of the Disclosure Schedules contains a complete and correct list of all policies of insurance of any kind or nature covering the Company, including policies of life, fire, theft, casualty, product liability, workmen’s compensation, business interruption, employee fidelity, directors & officers, errors & omissions, and other casualty and liability insurance. All such policies are valid, outstanding and enforceable policies. All such insurance policies or comparable coverage shall be continued in full force and effect through the Closing Date. The Company has paid all premiums on such policies when due in accordance with the terms of such policies. At no time during the last three years has any policy of insurance of the Company been terminated or otherwise cancelled for non-payment, non-compliance or any other reason whatsoever by any party other than such Company as permitted by and in accordance with the express provisions of such policy or policies.

3.17      Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders and the Board of Directors of the Company, and any committees of the Company’s Board of Directors, and no meeting, or action taken by written consent, of any such stockholders, Board of Directors or committee has been held for which minutes or consents have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

3.18      Relationships.

(a)        Schedule 3.18(a) of the Disclosure Schedules sets forth a true and complete list of the suppliers of the Company to whom, during the fiscal year ended December 31, 2017, the Company made payments aggregating $10,000 or more showing, with respect to each, the name and dollar volume involved (“Suppliers”). Since December 31, 2017, no Supplier of the Company has notified the Company that it has cancelled, materially modified, or terminated its relationship with the Company, or during said period has decreased materially its services, supplies or materials furnished to the Company, nor does any Supplier have, to the knowledge of the Company, any plan or intention to do any of the foregoing, excepting for all of the aforementioned cases, circumstances in which the Company has stopped using a Supplier, reduced the usage of a given Supplier, or engaged other suppliers to perform similar services in place of any Supplier in the ordinary course of business.

21

(b)        Schedule 3.18(b) of the Disclosure Schedules sets forth a true and complete list of the customers of the Company to whom, during the fiscal year ended December 31, 2017, the Company invoiced an aggregate of $10,000 or more showing, with respect to each, the name and dollar volume involved (“Customers”).

3.19      Labor Matters. There are no labor strikes, slow-downs or stoppages or other labor troubles pending or, to the knowledge of the Company, threatened with respect to the employees of the Company; there is no collective bargaining agreement binding on the Company and there is no agreement which restricts the Company from relocating or closing any or all of its businesses or operations; there are no grievances asserted that could reasonably be expected to have an Material Adverse Effect, nor is there pending any arbitration proceeding arising out of or under any labor union agreement; the Company has not experienced any work stoppage during the last five (5) years.

3.20      Certain Employees and Consultants.

(a)        Schedule 3.20 of the Disclosure Schedules sets forth a complete and correct list for any parties receiving compensation of $50,000 or more in either of the respective periods of the names, and annual compensation for calendar year 2017 and estimated annual compensation for calendar year 2018 (which amounts for each such employee and/or consultant and collectively have not increased materially since such period, except as otherwise might have increased relative to increased sales, development, or processing needs of the Company in the ordinary course of business) and title, for each employee and consultant of the Company who received or was entitled to receive compensation or fees of any kind during such Company’s current fiscal year. Except as set forth in Schedule 3.20, neither the execution and delivery of this Agreement nor the consummation of the transactions hereunder will: (i) result in any material payment (including, without limitation, severance, “change of control” compensation or golden parachute) becoming due to any employee, officer or director of the Company, (ii) materially increase any benefits otherwise payable under any benefit plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent. The Company is not aware of any employee who intends to terminate his or her relationship with the Company, either as a result of the Transactions or otherwise. The Company is not a party to or bound by any employment contracts or other contracts, agreements or commitments to or with individual current or former employees, consultants or agents that are still in effect, whether written or oral, except for offer letters and other standard agreements that are terminable at will by the Company.

(b)        Each individual who is classified by the Company as an independent contractor has been properly classified as such.

3.21      Business Metrics. Schedule 3.21 of the Disclosure Schedules, which sets forth certain key metrics of the Company’s Business and product platform, including the number of registered users, the total estimated reachable audience through such registered users and the Company’s key verticles, is accurate and complete in all material respects as of the date set forth on Schedule 3.21.

22

3.22      Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate furnished or to be furnished to the Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

4.	Representations and Warranties of the Buyer.

The Buyer represents and warrants to the Company, except as set forth in the Disclosure Schedules corresponding in number to the applicable Section of this Agreement (provided that the disclosure of an item in one Section of the Disclosure Schedules shall be deemed to modify both (i) the representations and warranties contained in the Section of this Agreement to which it corresponds in number and (ii) any other representation and warranty of the Company in this Agreement to the extent that it is reasonably apparent that such disclosure item would also qualify or apply to such other representation and warranty),and all such representations and warranties shall be true and correct at and as of the Closing Date as though then made as follows:

4.1        Organization.

(a)        The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary.

(b)        Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Acquisition Corp. is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary.

4.2        Authorization; Validity of Agreement.

(a)        The Buyer has the requisite power and authority to execute, deliver and perform this Agreement and each other agreement executed or to be executed by the Buyer pursuant to the terms of this Agreement (collectively, the “Buyer Agreements”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and the Buyer Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Buyer, and no other corporate proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the Buyer Agreements by the Buyer and the consummation of the transactions contemplated hereby. This Agreement and each Buyer Agreement has been duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be subject to or limited by applicable bankruptcy, insolvency, reorganization, or other similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights generally.

23

(b)        Acquisition Corp. has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Acquisition Corp. of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Acquisition Corp. and by the Buyer, as sole stockholder of Acquisition Corp., and no other corporate proceedings on the part of Acquisition Corp. are necessary to authorize the execution, delivery and performance of this Agreement by Acquisition Corp. and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquisition Corp. and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of Acquisition Corp. enforceable against Acquisition Corp. in accordance with its terms, except as such enforceability may be subject to or limited by applicable bankruptcy, insolvency, reorganization, or other similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights generally.

4.3        No Violations; Consents and Approvals.

(a)        The execution, delivery and performance of this Agreement and the Buyer Agreements by the Buyer or Acquisition Corp., as applicable, do not, and the consummation by the Buyer and Acquisition Corp. of the transactions contemplated hereby and thereby will not, (i) violate any provision of the certificate of incorporation or bylaws of the Buyer or Acquisition Corp., (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, contract, agreement or other instrument to which the Buyer or Acquisition Corp. is a party or by which the Buyer or Acquisition Corp. or any of their respective properties or assets may be bound or otherwise subject or (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Buyer or Acquisition Corp. or any of their respective properties or assets.

(b)        No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity or Person is required in connection with the execution, delivery and performance of this Agreement or the Transaction Documents by the Buyer or Acquisition Corp. or the consummation by the Buyer or Acquisition Corp. of the transactions contemplated hereby and thereby.

4.4        Governmental Consents. Neither the Buyer nor Acquisition Corp. needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transaction contemplated by this Agreement.

24

4.5        Legal Compliance. The Buyer and Acquisition Corp. has complied with all applicable laws of federal state, local and foreign government (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, compliant, claim, demand, or notice has been filed or commenced by any of them alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect on the Buyer.

4.6        Litigation. There is no legal, administrative, arbitral or other proceeding by or before any Governmental Entity pending or, to the knowledge of the Buyer, threatened against the Buyer or Acquisition Corp., nor to the knowledge of the Buyer is there any pending investigation by any Governmental Entity, which would give any third party the right to enjoin or rescind the contemplated transaction or otherwise prevent the Buyer or Acquisition Corp. from complying with the terms and provisions of this Agreement.

4.7        No Other Representations or Warranties. The Buyer hereby acknowledges and agrees that, except for the representations and warranties set forth in Section 3 (as qualified and limited by the Disclosure Schedule), none of the Company or any of its Affiliates, directors, officers, employees, agents, representatives or advisors, or any other person, has made or is making any express or implied representation or warranty on behalf of the Company, and the Buyer has not relied on any statement or information except for the express representations and warranties set forth in Section 3 (as qualified and limited by the Disclosure Schedule).

5.	Company Covenants.

5.1        Conduct of the Company Business Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time (the “Pre-Closing Period”), the Company agrees, except to the extent that (i) Buyer consents in writing, which will not be unreasonably withheld, conditioned or delayed, to carry on its business in the ordinary course of business, or (ii) the Company acts or refrains from acting at the request of the Buyer (it being understood that the Company has no obligation to do so). In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement, (x) without obtaining the written consent of the Buyer, which will not be unreasonably withheld, conditioned or delayed, or (y) unless the Company acts or refrains from acting at the request of the Buyer (it being understood that the Company has no obligation to do so), the Company will not do any of the following:

(a)        amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b)        issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) (except for the issuance of shares of common stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date hereof);

25

(c)        redeem, repurchase or otherwise acquire, directly or indirectly, any shares of the Company Capital Stock (other than pursuant to a repurchase right in favor of the Company with respect to unvested shares at no more than cost or any such actions relating to the Redemption Agreement, Stock Right and/or the Rights Holder);

(d)        incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance over any assets (except for (i) sales of assets in the ordinary course of business and (ii) dispositions of obsolete or worthless assets);

(e)        accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under this Agreement;

(f)        declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire any of its securities, or propose to do any of the foregoing;

(g)        acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets;

(h)        take any action, other than as required by generally accepted accounting policies (“GAAP”), to change accounting policies or procedures;

(i)         make or change any material tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

(j)         pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the financial statements of the Company, or incurred in the ordinary course of business;

(k)         initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (in each case, except in connection with this Agreement); and

(l)         take, or agree in writing or otherwise to take, any of the actions described in Sections 5(a) through (k) above.

26

The Parties acknowledge and agree that (i) nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time; (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations; and (iii) notwithstanding anything contrary set forth in this Agreement, no consent of the Buyer will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would violate any applicable Law.

5.2     Company Financial Statements. The Company shall deliver to the Buyer the Company Financial Statements presented in accordance with generally accepted accounting principles, consistently applied, reviewed by an outside certified public accountant, within sixty (60) days following the date of this Agreement.

6.	Conditions Precedent to the Buyer’s and Acquisition Company’s Obligations.

All obligations of the Buyer and the Acquisition Company to be performed on the Closing Date shall be subject to the satisfaction (or waiver by the Buyer or the Acquisition Company) of the following conditions:

6.1        Representations True. The representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3 and 3.4 of this Agreement shall be true and correct, in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect), at and as of the Closing Date.

6.2        Performance of Covenants. The Company shall not have failed to perform, in a material respect, any of covenants and agreements that are to be performed by it under Section 5.1 of this Agreement on or prior to the Closing Date, provided, however, that, Buyer shall have first provided written notice of the failure prior to the Closing Data and the Company shall have failed to cure such failure within five (5) days of receipt of such notice.

6.3        Regulatory Compliance and Approvals. All approvals required under any Laws by the Company to carry out the Merger shall have been obtained, and the Company shall have complied in all material respects with all Laws applicable to the Company with respect to the Transactions.

6.4        Consents. The Company shall have obtained and made available to the Buyer copies of stockholder and board consents obtained in connection with the Merger.

6.5        Corporate Documents. The Buyer shall have received a certificate of the Secretary of the Company certifying the incumbency of officers and genuineness of signatures of all officers executing any Transaction Documents for it, copies of its bylaws, and copies of its director and stockholder resolutions authorizing the Transactions; and

27

(b)        Certificate of Incorporation, as amended, of the Company certified as of a recent date prior to the Closing by the Secretary of State of the state in which it is incorporated; and

(c)        Certificates of Corporate Good Standing and Legal Existence of the Company as of a recent date prior to the Closing from the Secretary of State of the state in which it is incorporated.

6.6        Company Financial Statements. The Buyer shall have received the Company Financial Statements presented in accordance with United States generally accepted accounting principles (i.e. U.S. GAAP), consistently applied, reviewed by an outside certified public accountant (the “Reviewed Financials”).

6.7        Non-Voting Stock. The Company shall have executed and returned to the Buyer the Redemption Agreement and Stock Right to the Buyer and, conditioned upon the execution and delivery of such documents by the Buyer or Buyer affiliates, taken such action as may be required to record on its record books the redemption of all 6,482,515 shares of the Company’s Class B Non-Voting Common Stock from the Rights Holder in consideration for the Stock Right pursuant to which the Rights Holder shall have the right to acquire 6,482,515 shares of Class A Voting Common Stock from the Company solely upon the Closing (or 6,482,515 shares of Class B Non-Voting Common Stock from the Company if the Agreement is terminated without Closing) per the terms of such Stock Right.

7.	Conditions Precedent to the Obligations of the Company.

All obligations of the Company to be performed on the Closing Date shall be subject to the satisfaction (or waiver by the Company) of each of the following conditions:

7.1        Representations True at the Date of this Agreement and at Closing. The representations and warranties of the Buyer and the Acquisition Company set forth in Sections 4.1, 4.2, and 4.3 in this Agreement shall be true and correct, in all material respects, at and as of the Closing Date.

7.2        Regulatory Compliance and Approvals. All approvals required under any Laws by the Buyer and the Acquisition Company to carry out the Merger shall have been obtained, and the Buyer and the Acquisition Company shall have complied in all material respects with all Laws applicable to them with respect to the Transactions.

7.3        Corporate Documents. The Company shall have received:

(a)        Certificates of the Secretary of the Buyer and the Acquisition Company, respectively, certifying the incumbency of officers and genuineness of signatures of all officers executing any Transaction Documents for them, copies of their bylaws, and copies of their director and stockholder resolutions authorizing the Transactions; and

28

(b)        Certificates of Incorporation, as amended, of the Buyer and the Acquisition Company certified as of a recent date prior to the Closing by the Secretaries of State of the respective states in which the Buyer and the Acquisition Company are incorporated; and

(c)        Certificates of Corporate Good Standing and Legal Existence of the Buyer and the Acquisition Company as of a recent date prior to the Closing from the Secretaries of State of the respective states in which they are incorporated.

8.	Termination.

8.1        Termination. This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company and Acquisition Company:

(a)        by mutual written consent of the Company and the Buyer duly authorized by each of their respective boards of directors;

(b)        by either the Buyer (subject to Section 8.1(e)), or by the Company (subject to Section 8.1(d)) if the Merger has not been consummated by the close of business on earlier of (i) the thirtieth (30th) day after the delivery by the Company of the Reviewed Financials, or (ii) one hundred twenty (120) days after the date of this Agreement, (provided that the right to terminate this Agreement under this Section 8.1(b) will not be available to any party whose material breach of this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date, as evidenced by the prompt written notice by the non-breaching party to the breaching party of the alleged breach and, if such failure is curable, a failure by the breaching party to remedy with five (5) days thereafter);

(c)        by either the Buyer or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission will have issued a non-appealable final order or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any of the other transactions contemplated hereby;

(d)        by the Buyer upon the failure by the Company to satisfy the conditions set forth in Section 6; provided if such failure is curable by the Company, then this Agreement will not terminate pursuant to this Section 8.1(d) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the fifth (5th) day following the date of written notice given by the Buyer to the Company of such failure and its intention to terminate the agreement pursuant to this Section 8.1(d);

(e)        by the Company upon the failure by the Company to satisfy the conditions set forth in Section 6; provided if such failure is curable by Parent or Merger Sub, then this Agreement will not terminate pursuant to this Section 7.1(e) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the fifth (5th) day following the date of written notice given by the Company to the Buyer of such failure and its intention to terminate the agreement pursuant to this Section 8.1(e).

29

8.2        Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will forthwith become void, except that this Section 8.2 and Section 12 shall survive such termination; provided that nothing herein shall relieve the Buyer, the Acquisition Company or the Company of any liability for any willful breach of this Agreement prior to the effective date of termination. If this Agreement is terminated prior to Closing due to the Buyer’s failure to satisfy the conditions set forth in Section 7, or for any other reason except as provided in the next sentence, the Company’s sole remedy shall be to receive and retain the Downpayment as liquidated damages. If this Agreement is terminated prior to Closing due to the Company’s failure to satisfy any of the conditions set forth in Section 6, or for any other reason except as provided in the preceding sentence, the Buyer shall be entitled to receive and retain the Downpayment.

9.	Indemnification.

9.1        Indemnification by the Company and the Holders. Subject to the limits set forth in this Section 9, the Company and each Holder agrees to indemnify, defend and hold the Buyer and the Acquisition Company, their officers, directors, agents and affiliates (each a “Buyer Indemnified Party”), harmless from and against any and all Losses (including interest, penalties and reasonable attorneys’ fees) that either may suffer, sustain, incur or become subject to arising out of or due to (a) any inaccuracy of any representation or the breach of any warranty of the Company contained in this Agreement, (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement, and (c) the enforcement or settlement of a Buyer Indemnified Party’s rights under this Section 9. Subject to the limits set forth in this Section 9, each Holder shall be severally liable solely up to such Holder’s pro rata portion of the total claim amount relating to any single claim.

9.2        Indemnification by the Buyer. Subject to the limits set forth in this Section 9.2, the Buyer agrees to indemnify, defend and hold each Holder harmless from and against any and all loss, liability, damage or deficiency (including interest, penalties and reasonable attorneys’ fees) that such Holder may suffer, sustain, incur or become subject to arising out of or due to (a) any inaccuracy of any representation or the breach of any warranty of the Buyer or the Acquisition Company contained in this Agreement, (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement, and (c) the enforcement or settlement of a Buyer Indemnified Party’s rights under this Section 7. Any indemnity for which the Buyer may be liable hereunder shall be funded in cash.

30

9.3        Survival of Representations and Warranties; Limitations. Unless otherwise indicated with specificity therein, the several warranties and representations of the parties contained in this Agreement or in any instrument delivered pursuant hereto will survive the Closing Date and will remain in full force and effect thereafter for a period of twelve months subsequent to the Closing Date; provided, that the representations and warranties in Section 3.1, Section 3.2, Section 3.8, Section 3.15, Section 4.1 and Section 4.2 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, tolling or extension thereof). All covenants and agreements of the parties contained herein shall survive the Closing the earlier of indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the indemnified party to the indemnifying party(ies) prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. Anything to the contrary contained herein notwithstanding, neither the Holders, nor the Buyer Indemnified Parties (the Buyer Indemnified Parties being considered as one party for purposes of this Section 9), shall be entitled to recover from the other pursuant to this Section with respect to indemnification under Section 9.1(a) or Section 9.2(a), as applicable, unless and until the total of all claims from the other for indemnity pursuant to this Section exceeds $20,000 and then only in the amount by which such claims for indemnity exceed $20,000. Further, anything to the contrary contained herein notwithstanding, but subject to the exceptions below, neither the Holders, nor the Buyer and the Acquisition Company (the Buyer and the Acquisition Company being considered as one party for purposes of this Section 9), shall be entitled to recover from the other pursuant to this Section an aggregate amount in excess of $240,000 (the “General Cap”), except that the Buyer and the Acquisition Company (the Buyer and the Acquisition Company being considered as one party for purposes of this Section 9) shall be entitled to recover from the Holders pursuant to this Section an additional aggregate amount of up to $240,000 above the General Cap with respect to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.10 or Section 3.21 (such additional amount plus the General Cap, the “Special Cap”), and except further that the Holders, the Buyer and the Acquisition Company (the Buyer and the Acquisition Company being considered as one party for purposes of this Section 9) shall be entitled to recover from the other an aggregate amount up to the Purchase Price with respect to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.1, Section 3.2, Section 3.11, Section 3.13(a), Section 3.15, Section 4.1 and Section 4.2, however the indemnification amount for breaches of these Sections shall be limited to the actual proceeds received by a Holder, with the Indemnification Escrow Amount being the indemnification source of first resort. Notwithstanding the foregoing, the basket limitations set forth in this Section 9.3 shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.1, Section 3.2, Section 4.1 and Section 4.2. For purposes of this Section 9, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

31

9.4        Notice and Opportunity to Defend. If there occurs an event which either party asserts is an indemnifiable event pursuant to Sections 9.1 or 9.2, the party seeking indemnification shall notify the other party obligated to provide indemnification (the “Indemnifying Party”) promptly. If such event involves (i) any claim or (ii) the commencement of any action or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding. Such notice shall be a condition precedent to any liability of the Indemnifying Party hereunder; provided that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any party seeking indemnification and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such party seeking indemnification and, after notice from the Indemnifying Party to such party seeking indemnification of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the party seeking indemnification hereunder for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such party, in connection with the defense thereof other than reasonable costs of investigation; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an indemnified party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the indemnified party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the indemnified party in each jurisdiction for which the indemnified party determines counsel is required. The party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such asserted liability. In any event, the party seeking indemnification shall have the right to participate at its own expense in the defense of such asserted liability. Any compromise of such asserted liability by the Indemnifying Party shall require the prior written consent of the party seeking indemnification. If, however, the party seeking indemnification refuses its consent to a bona fide offer of settlement which the Indemnifying Party wishes to accept (which must include the unconditional release of the parties seeking indemnification from all liability with respect to the claim at issue), the party seeking indemnification may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the party seeking indemnification. In such event, the obligation of the Indemnifying Party to the party seeking indemnification shall be equal to the lesser of (i) the amount of the offer or settlement which the party seeking indemnification refused to accept plus the costs and expenses of such party prior to the date the Indemnifying Party notifies the party seeking indemnification of the offer of settlement and (ii) the actual out-of-pocket amount the party seeking indemnification is obligated to pay as a result of such party’s continuing to pursue such matter. The Parties hereto shall take all commercially reasonable steps to mitigate all damages sustained or incurred upon and after becoming aware of any event which could reasonably be expected to give rise to damages. To the extent any damages of an Indemnified Party are reduced by receipt of payment from third parties not affiliated with the Indemnified Party, such payments (net of the costs or expenses incurred in connection with or as a result of the recovery thereof) (“Proceeds”) shall be credited against any such losses, and, if indemnification payments shall have been received by the Indemnified Party prior to the collection of Proceeds, the indemnified party shall remit to the Indemnifying Party the amount of such Proceeds to the extent of indemnification payments received in respect of such damages.

32

9.5        Holder Representative.

(a)        The Holder Representative. The Company hereby designates and appoints Grant Deken (the “Holder Representative”) as representative for the Holders to perform all such acts as are required, authorized or contemplated by this Section 9 to be performed by any such person and hereby acknowledges that the Holder Representative shall be the only person authorized to take any action so required, authorized or contemplated by this Section 9 by such person. Each such person further acknowledges that the foregoing appointment and designation shall be deemed to be coupled with an interest and shall survive the death or incapacity of such person. Such person hereby authorizes the other parties hereto to disregard any notice or other action taken by such person pursuant to this Section 9 except for the Holder Representative. The other parties hereto are and will be entitled to rely on any action so taken or any notice given by the Holder Representative and are and will be entitled and authorized to give notices only to the Holder Representative for any notice contemplated by this Section 9 to be given to any such person. Notwithstanding the foregoing, the Holder Representative agrees that, before taking any action that would adversely affect any Holder, the Holder Representative shall give notice to and obtain consent from any such Holder. In the event the Holder Representative ceases to own Shares or dies, a successor to the Holder Representative may be chosen by a majority in interest of the Shares held by the Holders, provided that notice thereof is given by the new Holder Representative to the Buyer.

(b)        Limitation of Liability. The Holder Representative shall not have any liability arising out of or in connection with the exercise of his powers or the discharge of his duties hereunder while acting as Holder Representative under this Agreement, except that such Holder Representative shall be subject to liability for his gross negligence or willful misconduct. The Holder Representative shall not in any event be liable with respect to any action taken or omitted to be taken by him in good faith or in accordance with and in reliance upon the opinion of counsel or independent auditors or upon information obtained by either of them from any governmental authority or other specialist.

9.6        Payments; Indemnification Escrow Fund.

(a)        Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 9, the Indemnifying Party shall satisfy its obligations within thirty (30) days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such thirty (30) day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to the then current annual interest rate in the financial institution where the Indemnification Escrow Agent deposits the Indemnification Escrow Fund. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(b)        Any Losses payable to a Buyer indemnified party pursuant to Section 9 shall be satisfied: (i) first, from the Indemnification Escrow Fund; and (ii) to the extent the Losses arise under in Section 3.1, Section 3.2, Section 3.11, Section 3.13(a), or Section 3.15 and the amount of Losses exceeds the amounts available to the Buyer indemnified party in the Indemnification Escrow Fund, from the Holders, severally and not jointly, up to each Holder’s pro rata portion of the total claim amount, up to a maximum amount per Holder equal to the amount set forth next to such Holder’s name on Schedule 2.8 hereto.

33

(c)        Upon the termination of the Indemnification Escrow Fund pursuant to the terms of the Escrow Agreement, the Indemnification Escrow Agent shall pay any amounts remaining in the Indemnification Escrow Fund to the Holders as set forth in the Escrow Agreement in proportion to their Ownership Percentages, as set forth in the Escrow Agreement.

(d)        Notwithstanding anything to the contrary in this Section 9.6, upon the final determination of the Post-Closing Adjustment (if any) and the Closing Cash Statement, the Indemnification Escrow Agent shall pay Fifty Thousand Dollars ($50,000) less the amount of any Post-Closing Adjustment out of the Indemnification Escrow Fund the Holders as set forth in the Escrow Agreement in proportion to their Ownership Percentages, and the Indemnification Escrow Fund shall thus be reduced by such amount. For the avoidance of doubt, any or all of the Indemnification Escrow Fund is available to fund the Post-Closing Adjustment.

9.7        Sole and Exclusive Remedy. Except for loss, damage or expense based upon common law fraud, intentional misrepresentation, criminal activity or willful misconduct, or as set forth in Section 9.9, (a) the liability limits set forth in Section 9.3 shall be the maximum liability of the Holders and the sole and exclusive remedy of the Buyer subsequent to the Closing for any loss, damage or expense sustained by the Buyer as a result of any breach of this Agreement, and (b) each Holder’s pro rata portion of the Purchase Price shall be the maximum liability of such Holder and the sole and exclusive remedy of the Buyer subsequent to the Closing for any loss, damage or expense sustained by the Buyer for Losses arising under Section 3.1, Section 3.2, Section 3.11, or Section 3.15. The indemnification provided under this Section 9 shall constitute the sole and exclusive remedy of the Holders and the Buyer subsequent to the Closing for any loss, damage or expense sustained by the Holders or the Buyer as a result of any breach of this Agreement other than any loss, damage or expense based upon common law fraud, intentional misrepresentation, criminal activity or willful misconduct, or claims under Section 12.12.

9.8        Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the indemnified party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the indemnified party (including by any of its representatives) or by reason of the fact that the indemnified party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the indemnified party’s waiver of any condition set forth in Section 6 or Section 7, as the case may be.

34

9.9        Liability for Breach of Section 3.5(a).

(a)        If, based on the Reviewed Financials, the representations in Section 3.5(a) regarding the Company’s Financial Statements are untrue or incorrect in any material respect (the “Material Financial Statement Variance”), an amount equal to the damages, if any, determined per the terms of this Section 9.9 to have been suffered by the Buyer or the Acquisition Company (the Buyer and the Acquisition Company being considered as one party for purposes of this Section 9.9) as a direct result of the Material Financial Statement Variance (the “Material Financial Statement Variance Damages”) shall be deducted from the from the Purchase Price as the Buyer’s and the Acquisition Company’s sole remedy for such Material Financial Statement Variance. For the purposes of this Section 9.9 only, “untrue or incorrect in any material respect” shall mean any discrepancy, error, omission, inaccuracies, or misstatement of in the Financial Statements, that, when taken together with other corresponding or related adjustments, results in a downward correction or adjustment of the Company’s overall financial performance in the Reviewed Financials in excess of $20,000. To be clear, adjustments impacting solely the timing of revenue, expenses, etc. shall not be deemed a Material Financial Statement Variance. Notwithstanding anything to the contrary, the Material Financial Statement Variance Damages shall not exceed Two Hundred Forty Thousand Dollars ($240,000). For the avoidance of doubt, the Financial Statement Breach Damages that are deducted from the Purchase Price prior to the Closing shall not be included in the General Cap.

(b)        Review and Procedure.

(i) Review. After receipt of the Reviewed Financials, the Buyer shall have ten (10) days (the “Financials Review Period”) to review the Review Financials. During the Financials Review Period, the Buyer and its accountants shall have full access to the books and records of the Company for the purpose of reviewing the Reviewed Financials and to determine if a Material Financial Statement Variance has occurred and if so, what the Material Financial Statement Variance Damages are, provided, that such access shall be in a manner that does not interfere with the normal business operations of the Company.

(ii) Damages Assessment. On or prior to the last day of the Financial Review Period, the Buyer may deliver to the Holder Representative a written statement setting forth a description of the Material Financial Statement Variance in reasonable detail, and indicating the Buyer’s determination of the Material Financial Statement Variance Damages (the “Statement of Damages”). If the Buyer fails to deliver the Statement of Damages before the expiration of the Review Period, this Section 9.9 shall cease to apply and the Material Financial Statement Variance Damages shall be deemed to be $0, the parties shall complete the Closing without any adjustment to the Purchase Price and the Buyer’s or the Acquisition Company’s (the Buyer and the Acquisition Company being considered as one party) remedies for any breach of Section 3.5(a), if any, shall as set forth in the other provisions of Section 9.

(iii) Objection. If the Buyer delivers the Statement of Damages before the expiration of the Review Period, the Holder Representative may object to the Statement of Damages by delivering to Buyer a written statement setting forth its objections in reasonable detail (the “Objection to Damages”) within ten (10) days following date that the Statement of Damages was delivered (the “Objection Period”). If the Holder Representative fails to deliver the Objection to Damages before the expiration of the Objection Period, the Statement of Damages shall be deemed to have been accepted by the Holder Representative and the parties shall make the adjustments per Section 9.9(c) and proceed to Closing.

35

(iv)           Negotiation. If the Holder Representative delivers the Objection to Damages before the expiration of the Objection Period, the Buyer and the Holder Representative shall negotiate in good faith to resolve such objections within ten (10) days after the delivery of the Objection to Damages (the “ Statement of Damages Resolution Period”), and, if the same are so resolved within the Statement of Damages Resolution Period, the Statement of Damages with such changes as may have been previously agreed in writing by Buyer and the Holder Representative, shall be final and binding and the parties shall make the adjustments per Section 9.9(c) and proceed to Closing.

(v)           Resolution of Disputes. If the Holder Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Damages before expiration of the Statement of Damages Resolution Period, then any dispute regarding a Material Financial Statement Variance or the Material Financial Statement Variance Damages (“Disputed Positions”) shall be submitted for resolution to the office of an impartial nationally recognized Independent Accountant appointed by mutual agreement of Buyer and the Holder Representative, who, acting as experts and not arbitrators, shall resolve the Disputed Positions only and, if they determine that there was a Material Financial Statement Variance (if that is in dispute), make a determination of the Material Financial Statement Variance Damages. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for the Material Financial Statement Variance Damages must be within the range of values assigned to each such item in the Statement of Damages and the Objections to Damages, respectively.

(vi)           Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Holder Representative (on behalf of the Stockholders), on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Holder Representative or Buyer, respectively, bears to the aggregate amount actually contested by the Holder Representative and Buyer.

(vii)          Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Positions and their adjustments to the Material Financial Statement Variance Damages shall be conclusive and binding upon the parties hereto.

(c)           Payment of the Material Financial Statement Variance Damages. If the Material Financial Statement Variance Damages are finally determined as aforesaid prior to the Closing, the amount of the Material Financial Statement Variance Damages shall be deducted from the Purchase Price and retained by the Buyer as set forth in Section 9.9(a). If the Material Financial Statement Variance Damages are not finally determined as aforesaid prior to the Closing, the Buyer shall deliver to the Indemnification Escrow Agent the amount of the Purchase Price equal to the Financial Statement Breach Damages set forth in the Statement of Damages and the Indemnification Escrow Agent shall hold such amount in escrow as part of the Indemnification Escrow Fund in accordance with the Indemnification Escrow Agreement. In such case, the Holder Representative and Buyer shall, within five (5) days after the final determination of the resolution of the Disputed Positions, jointly instruct the Indemnification Escrow Agent to disburse from the Indemnification Escrow Fund by wire transfer of immediately available funds, the amount of the Financial Statement Breach Damages finally determined to Buyer, and the remainder of the amount of the escrowed Financial Statement Breach Damages as directed by the Holder Representative.

36

(d)           Adjustments for Tax Purposes. Any payments made pursuant to this Section 9.9 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

10.         Tax Matters.

10.1        Tax Periods Ending on or before the Closing Date. The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Company shall permit Buyer to review and consent to each such Tax Return described in the preceding sentence at least thirty (30) days prior to filing.

10.2        Cooperation on Tax Matters.

(a)           Buyer, the Company and the Holders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 10.2 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Holders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Holders, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Holders, as the case may be, shall allow the other party to take possession of such books and records.

(b)           Buyer and the Holders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

10.3         Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate-level gains Tax triggered by the sale of the Company stock and any transfer or similar Tax imposed in other states or subdivisions) shall be paid by the Holders when due, and the Holders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

37

11.         Downpayment Escrow Provisions.

11.1         The parties hereto do hereby appoint the Downpayment Escrow Agent as escrow agent to act in accordance with and subject to the terms of this Section 11 of this Agreement and the Downpayment Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to the terms hereof.

11.2         Within four (4) days following the date of this Agreement, Buyer shall deliver into escrow with the Downpayment Escrow Agent the Downpayment referred to in Section 2.8(a) hereof pursuant to the terms hereof.

11.3         At Closing, the Downpayment Escrow Agent shall deliver the Downpayment as directed in accordance with Section 2.8, via wire transfer of immediately available funds.

11.4         In the event the Agreement is terminated pursuant to Section 8.1(e) and it does not close pursuant to its terms, the Downpayment Escrow Agent shall deliver the Downpayment to the Company, subject to Section 11.6, following notice duly given by the Company pursuant to Section 11.6.

11.5         In the event the Agreement is terminated pursuant to Sections 8.1 (a), (b), (c) or (d) and it does not close pursuant to its terms, the Downpayment Escrow Agent shall return the Downpayment to Buyer subject to Section 11.6 following notice duly given by Buyer pursuant to Section 11.6.

11.6         Following the giving of notice by the Company pursuant to Section 11.4 or Buyer pursuant to Section 11.5, as the case may be, the Downpayment Escrow Agent shall thereupon notify the non-notice giving party in writing of its intent to deliver to the notice-giving party the Downpayment ten (10) days from the date of its notice. In the event the Downpayment Escrow Agent shall have not received written notice from the non-notice giving party by the end of such ten (10) day period that the Downpayment should not be distributed to the notice-giving party, the Downpayment Escrow Agent shall promptly deliver to the notice-giving party the Downpayment. If the non-notice giving party timely notifies the Downpayment Escrow Agent not to distribute the Downpayment to the notice-giving party, the Downpayment Escrow Agent shall not thereafter deliver any of the Downpayment to the notice-giving party and may exercise any of its rights under Section 11.8.4 hereof. The notice-giving party shall send a copy of its notice to the non-notice giving party concurrently with its delivery to the Downpayment Escrow Agent.

11.7         The Downpayment Escrow Provisions pursuant to this Section 11 shall terminate once the Downpayment has been delivered to the Company, the Representative Holder, or the Buyer as the case may be. Upon delivery of the Downpayment as provided for herein, the Downpayment Escrow Agent shall be relieved of any and all further obligations and liabilities hereunder, other than liabilities resulting from the negligence or willful misconduct of the Downpayment Escrow Agent.

38

11.8         Except in the case of the willful misconduct or gross negligence of the Downpayment Escrow agent, the following provisions shall apply:

11.8.1           The Downpayment Escrow Agent shall not be liable for any action taken or omitted by it, or any action suffered by it or to be taken or omitted, in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Downpayment Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Downpayment Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Downpayment Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Downpayment Escrow Agent signed by the proper party or parties and, if the duties or rights of the Downpayment Escrow Agent are affected, unless it shall have given its prior written consent thereto.

11.8.2           The Downpayment Escrow Agent shall not be responsible for the sufficiency, accuracy, form, execution, validity, value or genuineness of any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall the Downpayment Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document or property pursuant to the provisions hereof. Pending the disbursement of any monies held by the Downpayment Escrow Agent hereunder, the Downpayment Escrow Agent is expressly authorized, empowered and directed to deposit such funds in a segregated non-interest-bearing escrow account with the banking institution with which the Downpayment Escrow Agent normally maintains such accounts (provided that such bank is FDIC insured). In no event shall the Downpayment Escrow Agent be liable to any party hereto with regard to the financial stability of any banking institution with which it deposits such funds. Any deliveries of funds held in escrow shall be accompanied by a delivery of all accrued interest thereon. The Downpayment Escrow Agent shall not be liable for any loss which may be incurred by reason of any investment of any monies or properties which it holds hereunder.

11.8.3           The Downpayment Escrow Agent shall have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event by reason of which an action would or might be taken by the Downpayment Escrow Agent does not exist or has not occurred, without incurring liability for any action taken or omitted, in good faith and in the exercise of its own best judgment, in reliance upon such assumption.

39

11.8.4           Following the receipt by the Downpayment Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, including, without limitation, notice from the non-notice giving party pursuant to Section 11.6 hereof, the Downpayment Escrow Agent shall, if such notice shall relate to the other parties hereto, notify such parties thereof in writing; but the failure by the Downpayment Escrow Agent to give such notice shall not relieve any party from any liability which such party may have to the Downpayment Escrow Agent hereunder. In the event of the receipt of such notice, the Downpayment Escrow Agent, in its sole discretion, may (a) commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Downpayment (b) deposit the Downpayment with the clerk of any appropriate court; or (c) retain the Downpayment pending receipt of (X) written instructions from both Buyer and the Company, or its permitted assignees, as to the disposition thereof or (Y) a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Downpayment are to be delivered.

11.8.5           The Downpayment Escrow Agent shall be entitled to reimbursement from Buyer and the Company, jointly and severally for all expenses paid or incurred by it in the administration of its duties hereunder, and the Buyer and the Company shall be equally responsible therefor.

11.8.6           The Downpayment Escrow Agent shall be indemnified and held harmless, jointly and severally, by Buyer and the Company from and against any and all liabilities, losses, costs and expenses, including, without limitation, (a) reasonable attorneys’ fees and disbursements and (b) usual and customary expenses involved in discovery proceedings and testimony, in connection with any claim, action, suit or other proceeding which in any way, directly or indirectly, arises out of or relates to this Section 11, the services of the Downpayment Escrow Agent hereunder, or the Downpayment. In addition, the Downpayment Escrow Agent shall be entitled to receive from Buyer and the Company, jointly and severally fees (in amounts calculated at the Downpayment Escrow Agent’s customary rates) for time devoted to matters arising out of or related to its services hereunder, including, without limitation, in connection with any such claim, action, suit or other proceeding.

11.8.7           From time to time on and after the date hereof, the parties other than the Downpayment Escrow Agent shall deliver or cause to be delivered to the Downpayment Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Downpayment Escrow Agent shall reasonably request (it being understood that the Downpayment Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Section 11, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

11.8.8           The Downpayment Escrow Agent may resign at any time and be discharged from its duties as the escrow agent hereunder by its giving the other parties hereto at least thirty (30) days prior written notice thereof in accordance with the terms hereof. As soon as practicable after its resignation, the Downpayment Escrow Agent shall turn over to a successor escrow agent appointed by the other parties hereto, jointly, the Downpayment held hereunder upon presentation of the document appointing the new escrow agent and its acceptance thereof. If no new agent is so appointed within the sixty (60) day period following the giving of such notice of resignation, the Downpayment Escrow Agent may deposit the Downpayment with the New York County Supreme Court.

40

11.8.9           The Downpayment Escrow Agent shall resign and be discharged from its duties as the escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly; provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 11.8.8 hereof.

11.8.10         Following resignation and/or discharge of the Downpayment Escrow Agent, the provisions of this Section 11 shall nonetheless continue to be applicable with respect to the Downpayment Escrow Agent.

11.8.11         Notwithstanding any obligation to make deliveries to Buyer, the Company or the Holder Representative hereunder, the Downpayment Escrow Agent may retain and hold for such time as it deems necessary such property payable to Buyer, the Company or the Holder Representative, as the case may be, as it shall from time to time in its reasonable sole discretion deem sufficient to indemnify itself for any expense or loss or for any amounts due it. The Downpayment Escrow Agent may not retain or hold any property payable to the Company or the Holder Representative to indemnify itself for any expense or loss. For the purposes hereof, the term “expense or loss” shall include all amounts paid, payable or incurred by the Downpayment Escrow Agent to satisfy any claim, demand or liability, or in investigating, defending, or settling any claim, demand, action, suit or proceeding made or brought against it (any such settlement to be with the express written consent of the Downpayment Escrow Agent) including, but not limited to, reasonable counsel fees and disbursements.

11.8.12         Any notice, delivery or other communication required or permitted hereunder to the Downpayment Escrow Agent shall be deemed to have been duly made or given for all purposes when in writing and delivered pursuant to Section 13.8 hereof addressed to the Downpayment Escrow Agent as set forth in Section 12.7 hereof or at such other address as shall be furnished in writing by the Downpayment Escrow Agent in the manner provided in Section 12.7, and any notice or communication given pursuant to the provisions hereof shall be deemed to have been given as of the date delivered.

11.8.13         The parties agree to take all further actions and to execute and deliver such additional documents and instruments as may be necessary to give full effect to this Section 11.

12.         General.

12.1         Governing Law. This Agreement shall be construed and enforced in accordance with the internal, substantive laws of the State of Delaware. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the courts of the State of Delaware in connection with any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in the Delaware, and agrees that service of any summons, complaint, notice or other process relating to such proceeding may be effected in the manner provided by Section 9.7.

41

12.2         Further Assurances. The parties hereto agree to execute and deliver any and all papers and documents necessary to complete the transactions contemplated hereby.

12.3         Binding Effect. This Agreement shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement and all rights hereunder may not be assigned by any party hereto without the written consent of the other parties.

12.4         Waiver of Conditions. Any party hereto may waive any condition provided in this Agreement for its benefit.

12.5         Exhibits and Schedules. All of the Exhibits and Schedules attached to this Agreement are hereby incorporated herein and made a part hereof.

12.6         Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and there are no agreements, representations or warranties with respect to the subject matter hereof which are not set forth herein. All prior negotiations, agreements and understandings with respect to the subject matter hereof are superseded hereby. This Agreement may not be amended or revised except by a writing signed by all parties hereto.

12.7         Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered in person or sent by confirmed facsimile or electronic mail, or when received if given by Federal Express or other nationally recognized overnight courier service, or two (2) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, addressed to the applicable party as follows:

To the Buyer:

Seven Stars Cloud Group, Inc.

55 Broadway, 19th Floor

New York, NY 10006

Attention: President

Email: bob.benya@sevenstarscloud.com

42

with a copy to:

Ruskin Moscou Faltischek P.C.

1425 RXR Plaza

Uniondale, NY 11556

Attention: Gavin C. Grusd, Esq.

Email: ggrusd@rmfpc.com

To the Company at:

Grapevine Logic, Inc.

10 Ware Street

Cambridge, MA 02138

Attention: Attn: Grant Deken

Email: grant@grapevinelogic.com

with a copy to:

Company Counsel, LLC

28 Stone Avenue

Winchester, MA 01890

Attention: Steven J. Cagnetta

Email: steve@companycounsel.biz

To Holder Representative at:

Grant Deken

10 Ware Street

Cambridge, MA 02138

Email: grant@grapevinelogic.com

To the Downpayment Escrow Agent at:

Company Counsel, LLC

28 Stone Avenue

Winchester, MA 01890

Email: steve@companycounsel.biz

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 12.7.

12.8         Counterparts; Signatures. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Signatures hereon which are transmitted via facsimile or email or in electronic, ..pdf or functional equivalent format shall be deemed original signatures.

43

12.9         Amendment. This Agreement may be amended by a written instrument signed by the parties hereto; provided, however, that this Agreement may only be amended without approval of the stockholders of the Company and the Acquisition Company to the extent permitted by applicable law.

12.10         Publicity. Press releases, public disclosure or other public statement concerning this transaction shall be made only with the prior written agreement of the Company, the Holder Representative and the Buyer, except if such disclosure is required by applicable Law or stock exchange rules. Additionally, no such press releases, public disclosure or other public statement shall state the amount of the Purchase Price unless such disclosure is required by applicable Law or stock exchange rules.

12.11         Fees and Expenses. Whether or not the Transactions are consummated, each of the parties hereto shall bear his or its own expenses for legal, accounting, brokers’ or other professional fees or expenses incurred in connection therewith.

12.12         Attorneys’ Fees. In the event that any action is brought to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of one of the parties to this Agreement, all expenses, including reasonable attorneys’ fees, shall be paid by the nonprevailing party.

[Remainder of Page Left Intentionally Blank]

44

AGREEMENT AND PLAN OF MERGER

Counterpart Signature Page

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Company:

GRAPEVINE LOGIC, INC.

By:	/s/ Grant Deken
Name: Grant Deken
Title: CEO

Buyer:

SEVEN STARS CLOUD GROUP INC.

By:	/s/ Bruno Wu
Name: Bruno Wu
Title: Chairman/CEO

Holder Representative:

/s/ Grant Deken
Grant Deken

45

DISCLOSURE SCHEDULES

See attached.

AGREEMENT AND PLAN OF MERGER

GRAPEVINE LOGIC, INC.

COMPANY DISCLOSURE SCHEDULE

This Disclosure Schedule is being delivered by the Company (as defined below) pursuant to that certain Agreement and Plan of Merger, dated as of July 18, 2018 (the “Purchase Agreement”), by and among Seven Stars Cloud Group Inc., a Nevada corporation (“Buyer”), GLI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer, Grapevine Logic, Inc., a Delaware limited liability company (the “Company”) and Grant Deken, solely in his capacity as the Holder Representative (the “Holder Representative”).

This Disclosure Schedule is an integral part of the Purchase Agreement, is incorporated therein by reference and is not intended to be an independent document. Any matter disclosed in one section or subsection of this Disclosure Schedule shall be deemed disclosed with respect to any other section or subsection of this Disclosure Schedule only to the extent that the Purchase Agreement requires such disclosure and it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section or subsection.

Unless the context otherwise requires, all capitalized terms used herein shall have the meanings given to such terms in the Purchase Agreement. All headings and subheadings included herein are inserted for ease of reference only and shall not in any way expand or create a different standard for disclosure than the language set forth in the Purchase Agreement or be used in the construction or interpretation of the information contained in this Disclosure Schedule.

Schedule 2.8

Company Stockholder Conversion Amounts

See attached, which shall be updated as of the Closing:

							Payments
	Common	Nonvoting		Seed 1	Seed 2	Total Fully	Due (TBD
Stockholder	Stock	Common	Options	Shares	Shares	Diluted	at Close)
Grant Deken	805,000		1,912,152			2,717,152
Marco Buchbinder	216,000					216,000
Jesse Wrenn	744,000					744,000
Chris Beaman	1,080,000					1,080,000
Tech Stars	992,856					992,856

Option Pool
Alex Riina			318,374			318,374
TJ Mahony			55,662			55,662
Kimberley Bond			283,048			283,048
Edward Breed			202,675			202,675
Jennifer Monaco			12,667			12,667
ReadyCart Inc.			30,000			30,000
Mateo Alampi			7,881			7,881

Investors
Angel List	470,320			237,657		707,977
Apex Merits Global Limited	79,392				40,118	119,510
Bantam Group	24,327			12,292		36,619
Boston Seed Capital	1,611,607			573,654	240,704	2,425,965
Christian Noske (Trans Atlantic Ventures)	46,405					46,405
Commonwealth Fund III, LLC	285,810				169,289	455,099
David Williams	86,101				20,059	106,160
Derrick L. Horner	7,939				4,012	11,951
Diane Hessan	7,939				4,012	11,951
Gary Tiffany	298,007			103,688		401,695
Harold Simansky	46,405					46,405
Jim Alvarez	40,545			20,487		61,032
Martin Issac	32,436			16,390		48,826
Massachusetts Technology Development Corp	190,541				112,860	303,401
Michael P. Murray	92,810					92,810
Oyster Angel Fund	81,089			40,975		122,064
Scott M. Johnson	39,696				20,059	59,755

							Payments
	Common	Nonvoting		Seed 1	Seed 2	Total Fully	Due (TBD
Stockholder	Stock	Common	Options	Shares	Shares	Diluted	at Close)
TJ Mahony	55,686					55,686
Walter Winshall	238,176				120,353	358,529
Warren Katz	39,696				20,059	59,755
Timothy Lieto	46,868					46,868
Michael Welts	46,868					46,868
William Herman	63,514				32,094	95,608

SSS Venture Entity		6,482,515				6,482,515

Total	7,770,033	6,482,515	2,822,459	1,005,143	783,619	18,863,769

Rights Holders
Seven Stars Sun	Right to acquire shares of the Company’s Class A Common Stock (pursuant to a rights agreement to be entered into after the date of this Agreement)

Schedule 3.2(a)

Capitalization

See Schedule 2.8.

Schedule 3.4(b)

None.

Schedule 3.5

Financial Information

None.

In 2017, the Company recognized breakage revenue in an amount of approximately $44,000 that had accrued in previous years in the form of legacy credits that were not redeemed or used. Since January 1, 2017, the Company has changed its revenue recognition model such that it generally only recognizes revenues upon completion of a project and receipt of payment.

In addition, the Company has recently identified an error in its financial accounting, pursuant to which there is potentially up to a 1% margin of error in recognized revenue stemming from a new discounted product line launched in January 2018 for self-serve client. The Company is taking necessary measures to implement more comprehensive financial controls and procedures such that going forward these discrepancies will not occur and the existing inaccuracies will be retroactively corrected.

Schedule 3.6

Materially Adverse Change

Strategic Bonus Letter between the Company and Grant Deken dated June 19, 2018.

In addition, the Company has recently identified an error in its financial accounting, pursuant to which there is potentially up to a 1% margin of error in recognized revenue stemming from a new discounted product line launched in January 2018 for self-serve client.

As part of the Merger and as a condition to Closing, the Buyer plans to enter in employment offer letter with certain key employees that may result in salary increases.

Otherwise, none.

Schedule 3.7(d)

Permits

Certificate of good standing from the Secretary of State of Delaware.

Schedule 3.8

Employee Benefits Plans

As of November 2016, all benefits are handled through Trinet. These include without limitation full health insurance up to $300 per employee per month for single individuals, as well as dental, vision, access to disability insurance and to life insurance policies. The Company currently maintains an unlimited vacation policy. The Company offers discretionary fringe benefits such as a commuter pass on an as-needed basis.

The Company maintained a 401(k) Plan (“Plan”) with Nationwide Insurance until November 2016, at which point the trustee of the Plan, former CEO Brendan Lattrell, left the Company and the Plan became dormant. The Company has not contributed to or done anything to maintain the Plan since that point.

2013 Stock Incentive Plan.

Strategic Bonus Letter between the Company and Grant Deken dated June 19, 2018.

In connection with the termination of and redemption of 100% of the Company stock held by former CEO Brendan Lattrell on or around November 2016, the Company executed a Mutual Release and Non-Disparagement Agreement with Mr. Lattrell.

Schedule 3.9

Real Property

Alley Membership Agreement between the Company and Alley NYC, LLC for month-to-month “membership” to use certain office space located at 10 Ware Street, Cambridge, MA 02138, starting as of March 5, 2018, for a monthly fee of $3,900.

Schedule 3.10

Intellectual Property

(a)

Trademarks
Name	Regi.Serial #	Reg. Date	Status	Reference URL
#GetSponsored	5234826	7/4/17	Live	http://tmsearch.uspto.gov/bin/gate.exe?f=doc&state=4801:16vrwp.8.1
GRAPEVINE	86525337	2/5/15	Dead	http://tmsearch.uspto.gov/bin/gate.exe?f=doc&state=4801:16vrwp.10.2

Patents

None

Copyrights

Grapevine brand

All Marketing Materials

Original blog content on blog.grapevinelogic.com and grapevinelogic.com/resources

Domain Names

grapevinelogic.net

hellologic.co

readycart.com

grapevine.me

grapevinelogic.com

Trade Secrets and other Proprietary Rights

Proprietary influencer flywheel framework and all other proprietary rights in the Business.

SocMetrics Platform

Asset Purchase Agreement, dated as of May 31, 2017, between the Company and SocMetrics, Inc. (“SocMetrics”), pursuant to which the Company purchased substantially all of the assets of SocMetrics in exchange for a payment of $35,000 (which has been made) and additional amounts to be determined during a revenue-share period, which amounts have not yet been finalized but which the Company expects to be roughly $25,000.

(b) None.

Schedule 3.11(a)

Liens

None.

Schedule 3.12

Material Contracts

Material Service Agreements with the following brands:

Services Agreement between the Company and MAESA LLC, dated as of December 1, 2016.

Services Agreement between the Company and White with Style, dated as of June 11, 2015.

Services Agreement between the Company and Sue and Daughters, dated as of December 8, 2016.

Services Agreement between the Company and Credit Sesame, dated as of July 28, 2017.

Services Agreement between the Company and Society6, dated as of September 1, 2015.

Services Agreement between the Company and Unboxed Inc. Foreo, dated as of November 21, 2017.

Services Agreement between the Company and Coke - The Coca-Cola Company, dated as of October 14, 2017.

Services Agreement between the Company and ZenLen, Inc. (Native), dated as of August 16, 2017.

Services Agreement between the Company and Scentbird, dated as of March 27, 2015.

Services Agreement between the Company and Deep Sentinel, Inc., dated as of April 23, 2017.

Services Agreement between the Company and Fleishman-Hillard Inc., dated as of May 29, 2018.

Services Agreement between the Company and Relish Labs LLC d/b/a HomeChef, dated as of February 12, 2018.

Services Agreement between the Company and Universal Beauty Products Inc., dated as of October 9, 2017.

Services Agreement between the Company and Organifi Shop, dated as of May 22, 2018.

Services Agreement between the Company and Pixability, Inc. dated June 29, 2018.

Agreements with the following Vendors:

●	Amazon Web Services (cloud hosting services)
●	eSquared Partners (controller services)
●	Company Counsel, LLC (legal services)

Asset Purchase Agreement, dated as of May 31, 2017, between the Company and SocMetrics, Inc. (“SocMetrics”), pursuant to which the Company purchased substantially all of the assets of SocMetrics in exchange for a payment of $35,000 (which has been made) and additional amounts to be determined during a revenue-share period, which amounts have not yet been finalized but which the Company expects to be roughly $25,000.

The Company pays Creators on a per-project basis and cannot predict with certainty how much it will pay per Creator until the applicable project is complete. See Schedule 2.18 for a list of Creators paid amounts greater than $10,000 in 2017.

Mutual Release and Non-Disparagement Agreement between the Company and Brendan Latrell dated as of November 2016.

Strategic Bonus Letter between the Company and Grant Deken dated June 19, 2018.

Schedule 3.13

Taxes

The Company was found by the Massachusetts Department of Revenue (“DOR”) and the Internal Revenue Service (“IRS”) to be delinquent in payroll tax withholding for 2016 and parts of 2015. The Company entered into a Case Resolution with the IRS on March 10, 2017 and a Notice of Abatement Determination with the Massachusetts Department of Revenue on February 26, 2018, and has since satisfied all outstanding obligations with both the DOR and the IRS.

Schedule 3.14

Affiliated Party Transaction

Other than the Strategic Bonus Letter between the Company and Grant Deken dated June 19, 2018, there are none.

Schedule 3.15

No Brokers.

None.

Schedule 3.16

Insurance

Business & Management (D&O) Indemnity Policy, provided by National Casualty Company, valid through 3/22/19.

Commercial General Liability Coverage and Businessowners Property Coverage, provided by Travelers Casualty Insurance Company of America, valid through 6/17/19.

Workers Compensation Insurance is provided through Trinet.

Schedule 3.18

Relationships

(a) Suppliers

The Company paid the following creators the following amounts in 2017. Otherwise, none.

Shanna Perplies	$47,700.00
Lizzy Ashley	$39,440.00
Ashley Mitchell	$36,680.00
Ashley Mitchell	$36,680.00
Samantha
Robinson	$30,645.00
Travis Bryant	$30,154.00
Nastazsa Barrett	$24,615.00
Dani Meza	$22,689.40
aspyn ovard	$21,600.00
Raven Scott	$19,400.00
Edward ZO	$18,912.00
Jose Zuniga	$17,550.00
Alena Maze	$16,301.00
Macy Kate	$15,660.00
Stephanie Stipes	$15,480.00
Yasmin Maya	$15,000.30
Jackie Perdue	$14,940.00
Kelly Strack	$14,916.00
Kassie Thatcher	$14,105.00
Drew Scott	$13,455.00
Kenzie Elizabeth	$13,185.00
kyra sivertson	$13,050.00
Ruby Franke	$13,001.00
Leesha	$10,920.00
Jordan Cheyenne	$10,737.00

(b) Customers

The Company received the following amounts from the following Customers in 2017:

Name	2017 Payments Received
MAESA LLC	$397,960.00
White with Style	$179,312.20
Sue and Daughters	$126,500.00
Trello, Inc. (Atlassian Inc.)	$125,000.00
Hong Kong Live.me Corporation Limited	$99,966.00
Credit Sesame	$93,880.05
Match.com, L.L.C.	$76,477.55
Shoptagr	$62,378.40
Society6	$60,000.00
Unboxed Inc. Foreo	$50,000.00
Coke - The Coca-Cola Company	$50,000.00
Boohoo.com UK Limited	$50,000.00
Care.com	$50,000.00
Native	$37,763.00
Force Factor, LLC Nutraclick, HFM Marketing	$25,000.00
LinkedIn (Customer)	$25,000.00
Lomeway E-Commerce (HongKong) Limited	$25,000.00
Girl Starter, LLC	$24,970.00
Juvalips	$22,726.00
Patchology	$21,229.60
Scentbird	$21,051.84
American Telecast	$20,000.00
Lovepop, Inc.	$20,000.00
Zenlen, Inc.	$20,000.00
LumaBella	$16,621.80
La Roshe Posay	$15,000.00
LumaRX	$13,269.85
Kind LLC	$12,500.00
MVF Global	$11,063.00
Agency Within	$11,010.60
Lexington International	$10,570.00
Curology, Inc.	$10,000.00
Dermablend	$10,000.00
Mainline Menswear	$10,000.00
SSI	$10,000.00
PMD Age Science, Inc	$10,000.00

Schedule 3.20

Certain Employees and Consultants

Employees:

●	Casey Nulph, Account Manager
○	2017 salary: N/A
○	estimated 2018 salary: $50,000
●	Jed Breed, Senior Director, Strategy
○	2017 salary: $90,000
○	estimated 2018 salary: $100,000 (plus discretionary bonus and commissions)*
●	Jen Monaco, Associate Director, Accounts
○	2017 salary: $52,000
○	estimated 2018 salary: $60,000 (plus discretionary bonus and commissions)
●	Jibran Malek, Senior Marketing Manager
○	2017 salary: $55,000
○	estimated 2018 salary: $55,000
●	Laura Picard, Account Manager
○	2017 salary: $50,000
○	estimated 2018 salary: $50,000
●	Kimberly Bond, Director, Talent
○	2017 salary: $72,000
○	estimated 2018 salary: $78,000
●	Grant Deken, CEO
○	2017 salary: $120,000
○	estimated 2018 salary: $175,000
●	Daniel Shields, Account Executive (SaaS)
○	2017 salary: $50,000
○	estimated 2018 salary: $55,000 plus commission
●	Alex Riina, Director of Engineering
○	2017 salary: $105,000
○	estimated 2018 salary: $105,000

*Jed Breed’s last day of employment with the Company is July 3, 2018.

Schedule 3.21

Business Metrics

● Total aggregate number of registered users on the Company’s platform:

○ 2018-02-01 — 158,596

○ 2018-03-01 — 162,019

○ 2018-04-01 — 165,706

○ 2018-05-01 — 168,428

○ 2018-06-01 — 171,122

● Total estimated reachable audience as calculated based on connections of registered users drawing from data from the following sources:

○ Total Instagram Followers 686,798,344

○ Total Youtube Subscribers: 1,285,048,309

○ Total Facebook Page Likes 188,872,372

○ Total Twitter Followers 66,262,236

○ TOTAL 2,226,981,261

● Key Verticals for the Company:

○ Beauty, Fashion, Women’s Lifestyle

○ Gaming

○ Consumer Electronics

○ Cooking and Nutrition

○ Men’s Lifestyle, sports, and exercise

○ Secondary Verticals

EXHIBIT A

CERTIFICATE OF MERGER

OF

GLI ACQUISITION CORP.

INTO

GRAPEVINE LOGIC, INC.

Pursuant to Title 8, Section 251 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name and state of incorporation of each of the constituent corporations of the merger is as follows:

Name	State of Incorporation

GLI ACQUISITION CORP.	Delaware

GRAPEVINE LOGIC, INC.	Delaware

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware General Corporation Law.

THIRD: The name of the surviving corporation is GRAPEVINE LOGIC, INC., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on the date of filing of this Certificate of Merger.

SIXTH: The Agreement and Plan of Merger is on file at 10 Ware Street, Cambridge, MA 02138, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request and without cost, to any stockholder of the constituent corporations.

[Signature page follows]

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer on the ___ day of _____, 2018.

By:
Name:
Title:

EXHIBIT 1

ESCROW AGREEMENT

ESCROW AGREEMENT (“Agreement”) dated _____ ___, 2018, by and among Seven Stars Cloud Group, Inc., a Nevada corporation with offices located at 55 Broadway, New York, New York 10006 (“Buyer”), GLI Acquisition Corp., a Delaware corporation with offices located at 55 Broadway, New York, New York 10006 (“GLI”), Grapevine Logic, Inc., a Delaware corporation with offices located at 10 Ware Street, Cambridge, Massachusetts, 02138 (“Grapevine”), Ruskin Moscou Faltischek, P.C., with offices at 1425 RXR Plaza, East Tower, 15th Floor, Uniondale, New York 11556, as escrow agent (the “Escrow Agent”) and Grant Deken acting as Holder Representative (“Holder Representative”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement and Plan of Merger (as defined below).

WITNESSETH:

WHEREAS, Buyer, GLI and the Grapevine have entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated the date hereof, pursuant to which GLI shall be merged with and into Grapevine as fully set forth in the Merger Agreement, with Grapevine continuing as the surviving corporation and a subsidiary of the Buyer.

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, Buyer has agreed to deposit the aggregate sum of Five Hundred Thirty Thousand ($530,000) Dollars with the Escrow Agent, which monies shall be released upon the terms and conditions set forth herein.

NOW, THEREFORE, IT IS AGREED,

1.           Appointment of and Acceptance by Escrow Agent. The parties hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt of the Escrowed Funds in accordance with Section 2 below, agrees to hold, invest and disburse the Escrowed Funds in accordance with this Escrow Agreement.

2.           The Escrowed Funds.

(a) Upon the Closing Date as set forth in the Merger Agreement, Buyer shall deposit the aggregate principal sum of Five Hundred Thirty Thousand ($530,000) Dollars (the “Escrowed Funds”), by wire transfer of immediately available funds, in an account designated by the Escrow Agent, which Escrowed Funds are a part of the Purchase Price.

(b) Upon the Closing Date as set forth in the Merger Agreement, Buyer may deposit the amount referred to in the Merger Agreement as the Material Financial Statement Variance Damages, by wire transfer of immediately available funds, in an account designated by the Escrow Agent, which funds are part of the Purchase Price.

(c) The Escrow Agent will receive the Escrowed Funds and, if applicable, the Material Financial Statement Variance Damages amount, and will issue appropriate written acknowledgments (which may be provided via electronic mail) of all deposits into the Escrow Fund.

3.           Terms of Escrow. The Escrow Agent agrees to hold the Escrowed Funds in an interest bearing trust account under the terms and conditions of this Agreement and to perform the acts and duties imposed upon it hereby.

4.           Disbursement of Escrowed Funds. The Escrow Agent shall release the Escrowed Funds only in accordance with the following:

(a) Distribution of Escrowed Funds Pursuant to Joint Written Instructions. Subject to the terms of this Agreement, the Escrow Agent shall disburse Escrowed Funds at any time and from time to time, upon receipt of, and in accordance with a written direction executed by Buyer and Holder Representative and directing Escrow Agent to disburse all or a portion of the Escrowed Funds or to take or refrain from taking any other action pursuant to this Escrow Agreement (a “Joint Written Direction”). Such Joint Written Direction shall contain complete payment instructions, including wiring instructions or an address to which a check shall be sent.

(b) Distribution of Cash Adjustment Amount Pursuant to Joint Written Instructions. Upon the Escrow Agent’s receipt of a Joint Written Direction signed by Buyer and Holder Representative that there has been a final determination of the Post-Closing Adjustment pursuant to Section 2.12(e) of the Merger Agreement, the Escrow Agent shall disburse up to a maximum amount of Fifty Thousand Dollars ($50,000) (the “Cash Adjustment Amount”). Such Joint Written Direction shall contain complete payment instructions, including wiring instructions or an address to which a check shall be sent.

(c) Distribution of Cash Adjustment Amount upon Passage of Time. Upon receipt by the Escrow Agent at any time following the date which is ninety (90) days after the Closing Date of the Merger Agreement of a written notice signed by Holder Representative, with a copy to the Buyer, requesting (i) release of all or a portion of the Cash Adjustment Amount pursuant to this Section 4(c); and (ii) stating that no unresolved claims are pending with respect to the Closing Adjustment pursuant to Section 2.12 of the Merger Agreement, then the Escrow Agent will, subject to the provisions of Section 4(g) below, as promptly as practicable, distribute to, or at the written direction of, the Holder Representative an amount equal to the remaining portion of the Cash Adjustment Amount.

(d) Distribution Upon Indemnification Claim. Upon receipt by the Escrow Agent of a written notice signed by a Buyer Indemnified Party, with a copy to the Holder Representative (i) requesting release of the Escrowed Funds or any portion thereof (the “Indemnification Escrow Funds”) to the Buyer Indemnified Party pursuant to this Section 4(d); and (ii) stating that a Holder or the Company is liable to the Buyer Indemnified Party pursuant to Article 9 of the Merger Agreement, for a Loss which has been agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to Article 9 of the Merger Agreement, in an amount up to the Indemnification Escrow Funds applicable to such Loss then remaining in Escrow, then the Escrow Agent will, subject to the provisions of Section 4(g) below, as promptly as practicable, distribute to the Buyer Indemnified Party, by wire transfer to an account or accounts designated by the Buyer Indemnified Party, such amount of the Indemnification Escrow Funds applicable to the Loss.

2

(e) Distribution of Material Financial Statement Variance Damages Pursuant to Joint Written Instructions. Upon the Escrow Agent’s receipt of a Joint Written Direction signed by Buyer and Holder Representative that there has been a final determination of the Material Financial Statement Variance Damages pursuant to Section 9.9 of the Merger Agreement, the Escrow Agent shall distribute to the Buyer, an amount equal to the amount of the Material Financial Statement Variance Damages finally determined to Buyer, and the remainder of the Material Financial Statement Variance Damages at the written direction of the Holder Representative.

(f) Release of Remaining Escrow Funds. Upon receipt by the Escrow Agent at any time following the date which is more than twelve (12) months after the Closing Date of the Merger Agreement (the “Escrow Release Date”), of a written notice signed by Holder Representative, with a copy to the Buyer (i) requesting release of the remaining Escrow Funds pursuant to this Section 4(f); and (ii) stating that no unresolved claims are pending pursuant to the Merger Agreement, then the Escrow Agent will, subject to the provisions of Section 4(g) below, as promptly as practicable, distribute to the Holder Representative, by wire transfer to an account or accounts designated by Holder Representative, the remaining balance of the Escrowed Funds less the amount of all Unresolved Claims. For purposes of this Agreement, the term “Unresolved Claims” shall mean, as of the Escrow Release Date, the aggregate amount of all claims for Losses and all claims that are the subject of a Claim Notice that have not previously been resolved or satisfied in accordance herewith or that were otherwise properly and timely asserted under this Agreement but otherwise unsatisfied as of the Escrow Release Date, including any claims for which a Claim Notice (as defined herein) has been delivered but for which the seven-day objection period has not expired as of the Escrow Release Date.

(g) (i) In the event that Buyer or Representative Holder (as the case may be, the “Non-Requesting Party”) has not provided the other party and the Escrow Agent, within seven (7) days of receipt of notice from a Requesting Party (defined below), with written notice (a “Claim Notice”) specifying with reasonable particularity the reasons it believes the Escrowed Funds or some portion of the Escrowed Funds should not be released to the party requesting release (the “Requesting Party”), then, upon expiration of such seven-day period, Escrow Agent shall release the Escrowed Funds to the Requesting Party together with interest earned on such monies through the date of payment. If Buyer and Representative Holder do not agree that monies are due to a party, or cannot agree on the sum due, such claim only to the extent of the disputed amount shall be referred to herein as a “Disputed Claim.”

(ii)         In the event of a Disputed Claim, Buyer and Representative Holder shall in good faith negotiate to settle such Disputed Claim. If resolution of the Disputed Claim is reached, then the parties shall promptly, and in no event later than thirty (30) days following the Escrow Agent’s receipt of a Claim Notice, deliver to the Escrow Agent written instructions in connection with the disbursement of such agreed portion of the Escrowed Funds together with interest earned on such monies through the date of payment.

3

(iii)        If the Escrow Agent does not receive a notice of resolution within thirty (30) days after the Escrow Agent’s receipt of the Claim Notice, then the parties shall commence an arbitration within sixty (60) days after the date of the Escrow Agent’s receipt of the Claim Notice. Any such arbitration shall be before a single arbitrator (the “Arbitrator”) (i) who is a member of the American Arbitration Association selected in accordance with the procedures of the Commercial Rules of the American Arbitration Association in any venue mutually agreed to by the parties. In the event the parties cannot agree on a venue, the arbitration shall take place in Nassau County, New York. Each party shall bear its own costs and attorneys’ fees in the arbitration hearing and share equally in the cost and expenses of the arbitrator. The Arbitrator’s award or order shall be final and binding on the parties.

(iv)        If a Disputed Claim has subsequently been settled or determined by Buyer and Representative Holder or has been resolved by arbitration or by a final judgment, order or decree of a court of competent jurisdiction, and a copy of such settlement, judgment, award order or decree is received by the Escrow Agent, then the Escrow Agent shall pay the appropriate party, as the case may be, from the Escrowed Funds, the amount set forth in such settlement, arbitration award or judgment, as the case may be, together with any accrued interest on that portion of the Escrowed Funds as of the date of payment.

(h) All disbursements of Escrowed Funds shall be made together with any accrued interest thereon.

5.           Responsibilities of the Escrow Agent.

(a) It is agreed that the duties and obligations of the Escrow Agent are only such as are herein specifically provided and no other. The Escrow Agent’s duties are as a depositary only, is acting purely in custodial fashion for the convenience of both parties, and shall incur no liability whatsoever, except for its bad faith, willful misconduct or gross negligence. The Escrow Agent may consult with counsel of its choice, and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel. The Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Escrow Agreement unless the same shall be in writing and signed by or on behalf of each of the parties and agreed to by the Escrow Agent. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands which, in its opinion, are in conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action other than to keep safely, all property held in escrow until it shall jointly be directed otherwise in writing by the parties or by a final judgment of a court of competent jurisdiction.

(b) The Escrow Agent shall be fully protected in relying upon any written notice, demand, certificate or document which it, in good faith, believes to be genuine.

(c) The Escrow Agent shall not be required to institute legal proceedings of any kind and shall not be required to defend any legal proceedings which may be instituted against it.

4

(d) If the Escrow Agent at any time, in its sole discretion, deems it necessary or advisable to relinquish custody of the Escrowed Funds, it may do so by delivering the same to any other escrow agent mutually agreeable to the parties, and if no such Escrow Agent shall be selected, then the Escrow Agent may do so by delivering the Escrowed Funds (a) to any bank or trust company located in the State of New York, which is willing to act as escrow agent hereunder in place and instead of the Escrow Agent or (b) to the clerk or other proper officer of a court of competent jurisdiction as may be permitted under the terms and conditions of this Agreement and by law within the State of New York. The fee of any such bank or trust company or court officer shall be jointly paid in equal amounts by Buyer and Representative Holder. Upon such delivery, the Escrow Agent shall be discharged from any and all responsibility or liability with respect to the Escrowed Funds except as herein provided.

6.           Expenses of Escrow Agent. The Escrow Agent will not charge a fee for its services as Escrow Agent unless a dispute arises pursuant to Section 4 hereof. All fees, costs and expenses, including, but not limited to, all reasonable outside counsel and advisors’ and agents’ fees and all taxes or other governmental charges, if any, and all reasonable out-of-pocket expenses incurred or paid by the Escrow Agent in connection with a dispute of the Escrowed Funds or this Escrow Agreement, shall be jointly paid by Buyer and Representative Holder.

7.           Indemnification of Escrow Agent. The parties hereto jointly and severally agree to indemnify the Escrow Agent and to hold the Escrow Agent harmless from any loss, liability and expenses incurred without willful misconduct or gross negligence on the part of the Escrow Agent arising out of or in connection with the acceptance or administration by the Escrow Agent of its duties hereunder including the legal fees, costs and expenses of defending itself against any claims of liability hereunder.

8.           Escrow Agent as Counsel to Buyer and GLI. The parties acknowledge that Ruskin Moscou Faltischek, P.C. has acted as counsel for Buyer and GLI in connection with the Merger Agreement and otherwise. The parties further acknowledge and consent that no action taken by Ruskin Moscou Faltischek, P.C. as Escrow Agent hereunder shall preclude it from acting as counsel for Buyer or GLI or any shareholder, affiliate, or related party of Buyer or GLI or its shareholders in any matter related hereto or otherwise.

9.           Non-waiver. No delay or failure by any party to exercise a right hereunder, and no partial or single exercise of any such right, will constitute a waiver or operate as a waiver of that right or any other right. A waiver on any one occasion will not be construed as a bar to or a waiver of any right on any future occasion.

10.         Notices. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, one (1) day after having been sent by nationally recognized overnight courier service, or three (3) days after having been mailed by certified or registered mail, return receipt requested, addressed to the parties at the addresses set forth in the Merger Agreement (or at such other address as any such person may specify by notice to all other such persons given as aforesaid). Copies of all such notices sent to either party hereunder shall also be sent in the manner prescribed herein to Ruskin Moscou Faltischek, P.C., 1425 RXR Plaza, East Tower, 15th Floor, Uniondale, New York 11556, Attention, Gavin Grusd, Esq.

11.         Governing Law. This Escrow Agreement shall be construed and enforced in accordance with the law of the State of New York without regard to any principles of conflicts of laws.

5

12.         Counterparts. This Agreement may be executed in any number of counterparts, including via facsimile or other electronic means, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

[Signature page follows]

6

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be signed the day and year first above written.

SEVEN STARS CLOUD GROUP, INC.

By:
Name:
Title:

GLI ACQUISITION CORP.

By:
Name:
Title:

GRAPEVINE LOGIC, INC.

By:
Name:
Title:

RUSKIN MOSCOU FALTISCHEK, P.C.
as Escrow Agent

By:
Name:
Title:

GRANT DEKEN
as Holder Representative

7